Exhibit 10.1

JOINT VENTURE AGREEMENT

This Joint Venture Agreement (this “Agreement”) is entered into as of 22 January 2024 by and among

(a)	Hefei Tianhui Biotech Co., Ltd., a limited liability company incorporated and existing under the laws of the People’s Republic of China and registered with its registered address at No. 199 Fanhua Road Hefei Economic & Technological Development Area, Hefei, Anhui, PRC (“HTIT Biotech”);

(b)	Technowl Limited, a limited liability company incorporated and existing under the laws of Hong Kong with company number 3336333 and its registered office at Room 1002, 10/F, Carnival Commercial Building, 18 Java Road, North Point, Hong Kong, a wholly-owned indirect subsidiary of HTIT Biotech (“HTIT Sub”);

(HTIT Biotech and HTIT Sub collectively, “HTIT”);

(c)	Oramed Pharmaceuticals Inc., a Nasdaq listed company (Nasdaq: ORMP) incorporated and existing under the laws of the State of Delaware, the U.S., with company number 4951722 and primary business address at 1185 Avenue of the Americas, Third Floor, New York, NY, USA (“Oramed Pharma”); and

(d)	Oramed Ltd., a private company incorporated and existing under the laws of Israel with company number 513976712 and its primary business address at 20 Mamilla St., Jerusalem, Israel (“Oramed Ltd.”).

(Oramed Pharma and Oramed Ltd., collectively, “Oramed”).

Each of the parties under the above items (a) through (d) shall be referred to herein as a “Party” and together as the “Parties”.

Recitals

A.	HTIT Biotech is a biopharmaceutical company engaged in the development, production and commercial promotion of pharmaceutical products for the drug gut delivery system;

B.	Oramed is engaged in the development of and owns rights in the PODTM (Protein Oral Delivery) technology and other technologies;

C.	HTIT Biotech, Oramed Pharma and Oramed Ltd. are parties to that certain Amended and Restated Technology License Agreement dated December 21, 2015, as amended (the “Technology License Agreement”) pursuant to which, inter alia, Oramed Pharma and Oramed Ltd. granted HTIT Biotech exclusive rights to pre-commercialize, manufacture, and commercialize product(s) containing ORMD-0801 in the territory of the mainland of the People’s Republic of China, Macau Special Administrative Region and Hong Kong; and

D.	HTIT and Oramed are interested in expanding their collaboration and are interested in forming a joint venture company relating to the funding, development, production, marketing, and distribution of the Products all as described in greater detail below.

Now, therefore, in consideration of the mutual representations, warranties and covenants contained herein, the Parties, intending to be legally bound, hereby agree as follows:

1.	Definitions and Interpretation

1.1	In this Agreement, the following capitalized terms shall have the definitions as follows, or as otherwise given in the provisions hereunder:

1.1.1	“Additional New Shares” shall have the meaning given in Section 4.1.1.

1.1.2	“Affiliate” shall mean in relation to any Person, any entity Controlled, directly or indirectly by that Person, any entity that Controls, directly or indirectly that Person, or any entity under common Control with that Person. For the avoidance of doubt, if the Person is a natural person, Affiliate of the Person means his/her close relatives (being any spouse, child (including adopted child and step-child), parent or sibling), and any Person which is Controlled by him/her and/or his/her close relatives (acting singly or together).

1.1.3	“Agreement” shall have the meaning given in the preamble of this Agreement.

1.1.4	“Amended and Restated Constitution” shall mean the amended and restated constitutional documents of the Company, including, for instance with respect to a Delaware C-Corp, certificate of incorporation and bylaws (collectively), which shall be adopted and effective as of Closing in the agreed form reflecting the business operation, board composition, corporate governance, proceedings arrangements and other terms and conditions in relation to the operation, business and management of the Company in each case as provided under this Agreement, as may be further amended and restated in accordance with the terms thereunder and the provisions of this Agreement.

1.1.5	“Ancillary Agreement Completion” shall have the meaning given in Section 7.1.

1.1.6	“Ancillary Agreement Completion Deadline” shall have the meaning given in Section 12.3.1.

1.1.7	“Ancillary Agreement Extension Period” shall have the meaning given in Section 12.3.1.

1.1.8	“Anti-Bribery Laws” shall have the meaning given in Section 6.1.8.

1.1.9	“Applicable Law” shall mean any applicable federal, state, national, provincial, territorial, foreign or local law, common law, statute, ordinance, rule, regulation, code, measure, notice, circular, opinion or order of any Governmental Authority, including any rules promulgated by a stock exchange or regulatory body.

1.1.10	“Board” shall have the meaning given in Section 3.2.1.1.

1.1.11	“Business” shall have the meaning given in Section 3.1.

1.1.12	“Business Day” shall mean any day other than a Saturday, Sunday or other day on which commercial banks in the PRC, Hong Kong, the State of Delaware, USA, or the State of Israel are required or authorized by Applicable Law to be closed at any time between 9:00 a.m. and 5:00 p.m. in the time zone of the relevant jurisdiction.

1.1.13	“Business Registered IP” shall have the meaning to be given in the Oramed Asset Transfer Agreement.

1.1.14	“CEO” shall have the meaning given in Section 3.5.1.

1.1.15	“CFO” shall have the meaning given in Section 3.5.1.

1.1.16	“CIK Shares” shall mean certain Oramed Pharma Shares in the amount as determined by dividing $10 million by the Issue Price.

1.1.17	“CIK Shares Proxy” shall mean the proxy described in Section 5.2.1.8.

1.1.18	“Closing” and “Closing Date” shall have the meaning given in Section 5.1.

1.1.19	“Closing Conditions” shall have the meaning given in Section 5.3.

1.1.20	“Closing Deadline” shall have the meaning given in Section 12.3.2.

1.1.21	“Closing Extension Period” shall have the meaning given in Section 12.3.2.

1.1.22	“Closing Notice” shall have the meaning given in Section 7.5.3.

1.1.23	“Closing Subscription Shares” shall have the meaning given in Section 5.2.1.1.

1.1.24	“Company” shall mean the company established in accordance with Section 2.1.

1.1.25	“Company Constitution” shall mean the constitutional documents of the Company, including for instance, with respect to a Delaware C-Corp, the certificate of incorporation and bylaws, in each case duly adopted and then in effect, and for the avoidance of doubt, upon and after Closing, shall mean the Amended and Restated Constitution.

1.1.26	“Company Secretary” shall have the meaning given in Section 5.2.1.2.

1.1.27	“Company Transaction Expenses” shall have the meaning given in Section 10.1.2.

1.1.28	“Compensation Record Date” shall have the meaning given in Section 9.2.1.

1.1.29	“Competing Business” shall have the meaning given in Section 8.3.

1.1.30	“Confidential Information” shall have the meaning given in Section 11.1.

1.1.31	“Control” or “Controlled by” with respect to any Person means the power to direct the management or policies of a Person, whether (a) through the ownership of over 50% of the voting power of such Person or (b) through the power to appoint more than half of the members of the board of directors or similar governing body of such Person or (c) through contractual arrangements.

1.1.32	“Designated Directors” shall have the meaning given in Section 15.1.

1.1.33	“Director” shall have the meaning given in Section 3.2.2.1.

1.1.34	“Disclosing Party” shall have the meaning given in Section 11.4.

1.1.35	“Dispute” shall have the meaning given in Section 15.1.

1.1.36	“Distribution Compliance Period” shall have the meaning given in paragraph 1.7 of Schedule 4.

1.1.37	“Encumbrance” shall mean with respect to any security, property or asset, as the case may be, any mortgage, lien, pledge, charge, security interest, encumbrance, hypothecation, option, easement, trust, equitable interest, proxies, right of first refusal, defect in title, impediment of title, impairment of title, preemptive right or restrictions or rights of third parties of any nature (including any spousal community property rights, any restriction on the voting, transfer, receipt of any income derived from, the possession of any security, or the exercise or transfer of any other attribute of ownership of a security).

1.1.38	“Equity Securities” shall mean with respect to a given Person, any share, share capital, registered capital, ownership interest, partnership interest, equity interest, joint venture or other ownership interest of such Person, or any option, warrant, or right to subscribe for, acquire or purchase any of the foregoing, or any other security or instrument convertible into or exercisable or exchangeable for any of the foregoing, or any equity appreciation, phantom equity, equity plan or similar right with respect to such Person, or any contract of any kind for the purchase or acquisition from such Person of any of the foregoing, either directly or indirectly. Unless the context otherwise requires, any reference to “Equity Securities” refers to the Equity Securities of the Company.

1.1.39	“ESOP” shall mean any equity-based employee incentive plan or arrangement granted to the Directors, Officers and other personnel of the Group, or other recipients as agreed by HTIT and Oramed, exercisable into the Equity Securities, established and adopted in accordance with the terms of this Agreement, the Company Constitution and Applicable Law from time to time.

1.1.40	“Exchange Act” shall mean the United States Securities Exchange Act of 1934, as amended from time to time, and the rules and regulations promulgated thereunder.

1.1.41	“Excluded Product” means the oral vaccines product for COVID-19 and other novel coronaviruses to the extent agreed by Oramed, Oravax Inc. and Oravax Medical Inc. to be developed and commercialized under the Oravax License Agreement.

1.1.42	“Form S-1” shall mean such form under the Securities Act as in effect on the date hereof or any successor or similar registration form under the Securities Act subsequently adopted by the SEC.

1.1.43	“Form S-3” shall mean such form under the Securities Act, as in effect on the date hereof or any registration form under the Securities Act subsequently adopted by the SEC, which permits inclusion or incorporation of substantial information by reference to other documents filed with the SEC.

1.1.44	“Form S-3 Shelf” shall have the meaning given in Section 9.3.1.

1.1.45	“FCPA” shall have the meaning given in Section 6.1.8.

1.1.46	“Governmental Approvals” shall mean the IIA Approval (with respect to Oramed) and the PRC Outbound Investment Filings and Approvals (with respect to HTIT).

1.1.47	“Governmental Authority” shall mean any central, state, federal, city, municipal, foreign or local governmental or quasi-governmental authority of any nature (including any governmental agency, branch, bureau, department or other entity and any court or other tribunal), any authority, body or other organization exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power of any nature, and any official of any of the foregoing.

1.1.48	“Greater China” shall mean the mainland of the People’s Republic of China, Macau Special Administrative Region, Hong Kong and Taiwan.

1.1.49	“Group” or “Group Companies” shall mean the Company and its Subsidiaries, including any entity that becomes a Subsidiary of the Company after the date of this Agreement; and each a “Group Company”.

1.1.50	“Hong Kong” shall mean the Hong Kong Special Administrative Region of the People’s Republic of China.

1.1.51	“HTIT” shall have the meaning given in the preamble of this Agreement.

1.1.52	“HTIT Biotech” shall have the meaning given in the preamble of this Agreement.

1.1.53	“HTIT Investment Amount” shall have the meaning given in Section 5.2.2.2.

1.1.54	“HTIT License Agreement” shall have the meaning given in Section 2.3.2.

1.1.55	“HTIT Option” shall have the meaning to be given in the Option Agreement.

1.1.56	“HTIT Services Agreement” shall have the meaning given in Section 2.3.5.

1.1.57	“HTIT Sub” shall have the meaning given in the preamble of this Agreement.

1.1.58	“HTIT Supply Agreement” shall have the meaning given in Section 2.3.1.

1.1.59	“HTIT Technology” shall have the meaning given in Section 1.1.105.

1.1.60	“IFRS” shall mean the International Financial Reporting Standards promulgated by the International Accounting Standards Board.

1.1.61	“IIA” shall mean the Israel Innovation Authority, previously named the Office of the Chief Scientist of the Ministry of Economy.

1.1.62	“IIA Approval” shall mean a certificate issued by the IIA to Oramed, approving the assignment by Oramed of all the IIA-funded Transferred IP to the Company outside of Israel, free of any restrictions, conditions or payments.

1.1.63	“IIA-funded Transferred IP” shall have the meaning to be given under the Oramed Asset Transfer Agreement.

1.1.64	“IIA Redemption Fee” shall mean the amount that is required to be paid in accordance with Section Error! Reference source not found. to the IIA in order to obtain the IIA Approval, which is estimated to be in a range of $2,031,848 to $6,095,544.

1.1.65	“Intellectual Property” shall mean any and all rights in, arising out of, or associated with any of the following in any jurisdiction throughout the world: (a) issued patents and patent applications (whether provisional or non-provisional), including divisional, continuations, continuations-in-part, substitutions, reissues, reexaminations, extensions, or restorations of any of the foregoing, and other Governmental Authority-issued indicia of invention ownership (including certificates of invention, petty patents, and patent utility models) (“Patents”); (b) trademarks, service marks, brands, certification marks, logos, trade dress, trade names, and other similar indicia of source or origin, together with the goodwill connected with the use of and symbolized by, and all registrations, applications for registration, and renewals of, any of the foregoing (“Trademarks”); (c) copyrights and works of authorship, whether or not copyrightable, and all registrations, applications for registration, and renewals of any of the foregoing; (d) websites and domain names; (e) industrial designs, and all Patents, registrations, applications for registration, and renewals thereof; (f) trade secrets, inventions (whether or not patentable), discoveries, improvements, technology, business and technical information, data, databases, data compilations and collections, specifications, records, tools, methods, processes, formulae, formulation, techniques, and other confidential and proprietary information and all rights therein; (g) computer programs and code; and (h) all other intellectual or industrial property and proprietary rights.

1.1.66	“Intercompany Agreements” shall mean the agreements between the Company or any other Group Company and a Shareholder or its Affiliate dated on or before the Closing Date as set forth in Section 2.3.

1.1.67	“IPO” shall have the meaning given in Section 3.12.

1.1.68	“Issuance Notice” shall have the meaning given in Section 4.1.2.

1.1.69	“Issue Price” shall be the average of: (a) the daily volume weighted average price of Oramed Pharma Shares during the fourteen (14) trading days immediately preceding the date of this Agreement, and (b) the daily volume weighted average price of Oramed Pharma Shares during the fourteen (14) trading days immediately preceding the Closing Date.

1.1.70	“JV Incorporation” shall have the meaning given in Section 2.1.1.

1.1.71	“Listing Vehicle” shall have the meaning given in Section 3.12.

1.1.72	“Lock-Up Period” shall mean the period commencing on the date hereof and ending on the date of closing of an IPO, or otherwise agreed in writing by Oramed and HTIT.

1.1.73	“Maximum Exercise Amount” shall have the meaning given in Section 9.1.

1.1.74	“Minimum Exercise Amount” shall have the meaning given in Section 9.1.

1.1.75	“MOFCOM” means the Ministry of Commerce of the PRC and/or its competent provincial or local counterparts.

1.1.76	“NDRC” means the National Development and Reform Commission of the PRC and/or its competent provincial or local counterparts.

1.1.77	“New Securities” shall mean any Equity Securities of the Company issued upon and after Closing, other than: (a) any Equity Securities issued upon the exercise of the HTIT Option in accordance with terms and conditions to be set out under the Option Agreement, (b) any Equity Securities issued pursuant to any ESOP that is permitted in accordance with this Agreement and the Company Constitution; (c) any Equity Securities issued in connection with any share sub-division, share dividend, share consolidation or other similar event in which each Shareholder is entitled to participate on a pro rata basis; (d) any Equity Securities issued in an IPO approved in accordance with this Agreement and the Company Constitution; (e) any Equity Securities issued upon the exercise, conversion or exchange of any convertible securities or preferred shares that is permitted in accordance with this Agreement and the Company Constitution; and (f) any Equity Securities issued in connection with a bona fide business acquisition approved in accordance with this Agreement and the Company Constitution.

1.1.78	“Novation Agreement and Release” shall have the meaning given in Section 2.3.8.

1.1.79	“Officers” shall have the meaning given in Section 3.5.1.

1.1.80	“Operating Plan and Budget” shall have the meaning given in Section 3.6.1.

1.1.81	“Option Agreement” shall have the meaning given in Section 2.3.4.

1.1.82	“Option Holder” shall mean any of HTIT Sub and any assignee(s) or transferee(s) of the HTIT Option as permitted in accordance with the Option Agreement.

1.1.83	“Option Shares” shall mean any Shares issued by the Company to any Option Holder pursuant to the Option Agreement. All Option Shares issued pursuant to the Option Agreement, once issued, shall be considered Shares for all purposes under this Agreement, and shall be held by the relevant Option Holder in accordance with all applicable provisions of this Agreement.

1.1.84	“Oramed” shall have the meaning given in the preamble of this Agreement.

1.1.85	“Oramed Asset Transfer Agreement” shall have the meaning given in Section 2.3.3.

1.1.86	“Oramed Compensation” shall have the meaning given in Section 9.2.

1.1.87	“Oramed Investment Amount” shall have the meaning given in Section 5.2.3.2.

1.1.88	“Oramed Ltd.” shall have the meaning given in the preamble of this Agreement.

1.1.89	“Oramed Pharma” shall have the meaning given in the preamble of this Agreement.

1.1.90	“Oramed Pharma Share” shall have the meaning given in paragraph 1.1 of Schedule 3.

1.1.91	“Oramed SEC Documents” shall have the meaning given in paragraph 2.1 of Schedule 3.

1.1.92	“Oramed Services Agreement” shall have the meaning given in Section 2.3.6.

1.1.93	“Oramed Sub” shall have the meaning given in Section 4.2.2.

1.1.94	“Oramed Technology” shall have the meaning given in Section 1.1.105.

1.1.95	“Oramed Transferred Assets” shall mean the Transferred Assets to be defined under the Oramed Asset Transfer Agreement.

1.1.96	“Oravax License Agreement” shall have the meaning to be given under the Oramed Asset Transfer Agreement.

1.1.97	“Over-Allotment Securities” shall have the meaning given in Section 4.1.1.

1.1.98	“Party” and “Parties” shall have the meaning given in the preamble of this Agreement.

1.1.99	“Permit” shall have the meaning given in paragraph 5.2 of Schedule 3.

1.1.100	“Person” shall mean any natural person, limited liability company, joint stock company, joint venture, partnership, enterprise, trust, unincorporated organization or any other entity or organization.

1.1.101	“Phase 3 Trial” shall mean the phase 3 clinical trial for Oramed’s oral insulin in the United States to be transferred by Oramed to the Company (or its subsidiary, if applicable) in accordance with the Oramed Asset Transfer Agreement.

1.1.102	“POD Technology” shall mean Oramed’s proprietary protein oral delivery platform technology covered by Oramed’s various patent families set out in Schedule 1 of the Oramed Asset Transfer Agreement.

1.1.103	“PRC” shall mean the People’s Republic of China, and for the purposes of this definition only, excluding Hong Kong, Macau Special Administrative Region and Taiwan.

1.1.104	“PRC Outbound Investment Filings and Approvals” shall mean (a) the filing, made by or on behalf of HTIT Biotech, of an outbound investment registration with NDRC in respect of the Transactions, and the receipt by HTIT Biotech of a written acknowledgment issued by NDRC evidencing that such registration has been completed; (b) the filing, made by or on behalf of HTIT Biotech, of an outbound investment registration with MOFCOM in respect of the Transactions, and the receipt by HTIT Biotech of an outbound investment certificate issued by MOFCOM evidencing that such registration has been completed; and (c) after completion of the procedures contemplated by clauses (a) and (b) above, the registration for HTIT Biotech with SAFE or a qualified bank in respect of the funds conversion and outbound remittance in connection with HTIT’s payment under Section 5.2.2.1 for the Transactions, and the receipt by HTIT Biotech of a written registration certificate issued by SAFE or the qualified bank, evidencing that such registration has been completed.

1.1.105	“Products” shall mean (a) any and all pharmaceutical products, ingredients, excipients and other materials developed based on (i) the Transferred Patents (to be defined under the Oramed Asset Transfer Agreement), Transferred Know-How (to be defined under the Oramed Asset Transfer Agreement) and Regulatory Information (to be defined under the Oramed Asset Transfer Agreement) (the “Oramed Technology”); and (ii) the technology licensed by HTIT to the Company (or any Subsidiary as otherwise agreed in writing by HTIT and Oramed) pursuant to the HTIT License Agreement in relation to oral semaglutide (the “HTIT Technology”); and (b) any other pharmaceutical products, ingredients, excipients and other materials as may be decided by the Board in accordance with the Company Constitution.

1.1.106	“Receiving Party” shall have the meaning given in Section 11.4.

1.1.107	“Registration Rights Agreement” shall have the meaning given in Section 2.3.7.

1.1.108	“Registration Statement” shall mean any registration statement or registrations statements that cover the CIK Shares pursuant to the provisions of this Agreement, including the prospectus included in such registration statement, amendments (including post-effective amendments) and supplements to such registration statement, and all exhibits to and all material incorporated by reference in such registration statement.

1.1.109	“Representatives” shall have the meaning given in Section 11.4.1.

1.1.110	“SAFE” means the State Administration of Foreign Exchange of the PRC and/or its competent provincial or local counterparts.

1.1.111	“SEC” means the United States Securities and Exchange Commission.

1.1.112	“Securities Act” means the United States Securities Act of 1933, as amended from time to time, and the rules and regulations promulgated thereunder.

1.1.113	“Shareholders” shall mean the members of the Company set forth in the Company’s record of members, from time to time, and each a “Shareholder”.

1.1.114	“Shares” shall mean the ordinary shares, common stock, units or other form of security representing all the issued, outstanding and paid-up share capital of or capital contributions to the Company.

1.1.115	“SIAC” shall have the meaning given in Section 15.2.

1.1.116	“SOX” shall mean the Sarbanes-Oxley Act of 2022, as may be amended from time to time, and the rules and regulations promulgated thereunder.

1.1.117	“Subsidiary” shall mean, with respect to any given Person, any other Person that is Controlled directly or indirectly by such given Person. Unless the context otherwise requires, any reference to “Subsidiaries” refers to the Subsidiaries of the Company.

1.1.118	“Tax” or “Taxes” means any national, provincial, municipal, or local taxes, charges, fees, levies, or other assessments, including all net income (including enterprise income tax and individual income withholding tax), turnover (including value-added tax, business tax, and consumption tax), resource (including urban and township land use tax), special purpose (including land value-added tax, urban maintenance and construction tax, and additional education tax), property (including urban real estate tax and land use taxes), documentation (including stamp duty and deed tax), filing, recording, social insurance (including pension, medical, unemployment, housing, and other social insurance withholding), tariffs (including import duty and import value-added tax), and estimated and provisional taxes of any kind whatsoever, and all interest, penalties (administrative, civil or criminal), or additional amounts imposed by any Governmental Authority in connection with any of the foregoing tax items.

1.1.119	“Technology License Agreement” shall have the meaning given in the recital of this Agreement.

1.1.120	“Threshold Amount” shall have the meaning given in Section 3.9.1.

1.1.121	“Transaction Documents” shall mean this Agreement, the Company Constitution, the Intercompany Agreements, and any other agreements entered into between the Parties, and/or other parties in connection with the Transactions on or before the Closing Date.

1.1.122	“Transaction Expenses” shall have the meaning given in Section Error! Reference source not found..

1.1.123	“Transactions” shall mean the transactions contemplated by this Agreement and other Transaction Documents.

1.1.124	“Transfer” shall mean the transfer, sale, assignment, pledge, hypothecation, creation of a security interest in or any Encumbrance on, placement in trust (voting or otherwise), transfer by operation of law, by gift or other disposition in any way, whether or not voluntarily.

1.1.125	“U.S. GAAP” means U.S. generally accepted accounting principles, consistently applied.

1.2	When a reference is made in this Agreement to Sections or Exhibits, such reference shall be to a Section of, or an Exhibit to, this Agreement unless otherwise indicated. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. The words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.” If any payment hereunder would have been due and payable on a date that is not a Business Day, then such payment shall instead be due and payable on the first Business Day after such date. When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded. References to any agreement, contract or document are references to that agreement, contract or document as may be amended, restated, consolidated, supplemented, novated, replaced or otherwise modified from time to time. Unless the context of this Agreement otherwise requires: (i) words of any gender include each other gender; (ii) words using the singular or plural number also include the plural or singular number, respectively; and (iii) the terms “hereof,” “herein,” “hereunder” and derivative or similar words refer to this entire Agreement; (iv) all references to “$” shall be denominated in U.S. dollars; and (v) unless indicated otherwise, all mathematical calculations contemplated hereby shall be rounded to the hundredth decimal place.

1.3	Reference to HTIT or Oramed, when used with respect to any undertaking, representation, warranty, obligation or liability, shall mean that each of HTIT Biotech and HTIT Sub (in the case of HTIT) and each of Oramed Pharma and Oramed Ltd. (in the case of Oramed), makes the relevant undertaking, representation or warranty or undertakes the relevant obligation or liability, in each case, on a joint and several basis.

1.4	“Fully-diluted” or any variation thereof means all of the issued and outstanding Shares, treating the maximum number of Shares issuable under any issued and outstanding securities of the Company that are exercisable or exchangeable for or convertible into any Equity Securities in the Company, and all Shares reserved for issuance under any ESOP then in effect, as issued and outstanding.

1.5	“As-converted” or any variation thereof means that the calculation should be made assuming that all the issued and outstanding preferred shares of the Company have been converted into Shares.

2.	JV Incorporation and Execution of Transaction Documents

2.1	Incorporation

2.1.1	No later than the Ancillary Agreement Completion Deadline and subject to further agreement in writing by HTIT and Oramed, HTIT and Oramed shall cooperate in good faith to establish and register the Company under the laws of the state of Delaware in the corporate form as further agreed between the Parties, and HTIT Sub and Oramed Pharma shall be the only two (2) Shareholders of the Company and the capitalization of the Company shall be that as provided under Section 2.2 below (the “JV Incorporation”). Notwithstanding the foregoing, to the extent either HTIT or Oramed raises reasonable concerns with respect to the establishment of the Company under the laws of the state of Delaware, the Parties shall discuss in good faith to select an alternative state of the United States to be the establishment jurisdiction of the Company and completing the JV Incorporation otherwise in accordance with this Section 2.1 no later than the Ancillary Agreement Completion Deadline.

2.1.2	The name of the Company shall be as mutually agreed upon between the Parties and approved by the relevant corporate authority in the JV Incorporation jurisdiction.

2.1.3	As soon as practicable after the completion of the JV Incorporation, HTIT and Oramed shall procure the Company to enter into a supplemental agreement with the other Parties, whereby (i) the Company shall be added as an additional party to this Agreement to enjoy all rights and undertake all obligations in the capacity as the “Company”, (ii) to the extent applicable, the terminologies and mechanisms with respect to the share capital, issuance of shares, corporate governance of and closing deliverables for the Company in this Agreement shall be adjusted in accordance with the Applicable Law, and (iii) the Company shall acknowledge and accept all the terms of the Agreement with effect from the date of the JV Incorporation.

2.1.4	The Company Constitution adopted upon the JV Incorporation shall be in a vanilla form reflecting the shareholding set out under Section 2.2.

2.1.5	Promptly following the JV Incorporation and in any event not later than the Ancillary Agreement Completion Deadline, the Parties shall cooperate to establish and register a wholly owned Subsidiary of the Company as a limited liability company under the laws of Singapore and/or another jurisdiction otherwise agreed in writing by HTIT and Oramed.

2.1.6	In the event that any of the terminologies or mechanisms relating to the corporate matters of the Company set out under this Agreement turns out to be inapplicable or incompliant with any Applicable Law, Parties shall then use all reasonable endeavours to discuss and determine in good faith to adjust relevant terminologies and mechanisms hereunder in accordance with the Applicable Law of the jurisdiction of incorporation of the Company in the United States as finally determined, the effect of which is as close as possible to the intended effect of the provisions herein before such adjustment.

2.2	Issue of Shares

2.2.1	Upon the JV Incorporation, the Company will have a paid-up share capital of $2 as set forth on Part I of Schedule 2. If applicable, any shares or units issued by the Company shall be shares or units of the same class.

2.2.2	Upon the JV Incorporation, HTIT Sub and Oramed Pharma shall be the only two (2) Shareholders of the Company, and HTIT Sub shall hold 50% of all the Company’s paid-up share capital as of such date, and Oramed Pharma shall hold the remaining 50% of all the Company’s paid-up share capital as of such date. For the avoidance of doubt, the capitalization of the Company as of the JV Incorporation shall be the same as the percentages and other information as set forth under Part I of Schedule 2.

2.3	Intercompany Agreements

The Company, and the other relevant Parties or parties thereto (which are listed below) shall enter into the following agreements by Closing:

2.3.1	HTIT Supply Agreement to be entered into by and between the Company, Oramed and HTIT Biotech, which shall be in the agreed form (the “HTIT Supply Agreement”);

2.3.2	HTIT License Agreement to be entered into by and between the Company and HTIT Biotech under which HTIT Biotech grants to the Company a license of its technologies with respect to oral semaglutide outside of Greater China upon Closing, which shall be in the agreed form (the “HTIT License Agreement”);

2.3.3	Oramed Asset Transfer Agreement to be entered into by and among, inter alia, the Company (or its Subsidiary as agreed by the Parties), Oramed Pharma and Oramed Ltd. under which Oramed transfers to the Company its Intellectual Property and other assets with respect to the development and commercialization of the POD Technology and other technologies, and pharmaceutical products, ingredients, excipients and other materials (consisting of: oral insulin (ORMD-0801), oral GLP-1 (ORMD-0901), oral leptin (ORMD-0701), oral octreotide (ORMD-0601), oral vaccines, recombinant Bowman-Birk inhibitor (as an excipient), recombinant human leptin (as an active pharmaceutical ingredient) but excluding the Excluded Product), all as more specifically defined therein, and which shall be in the agreed form (the “Oramed Asset Transfer Agreement”);

2.3.4	HTIT Option Agreement to be entered into by and between, inter alia, the Company, HTIT Sub, HTIT Biotech and Oramed, which shall be in the agreed form (the “Option Agreement”);

2.3.5	HTIT Services Agreement to be entered into by and between the Company and HTIT Biotech, which shall be in the agreed form (the “HTIT Services Agreement”);

2.3.6	Oramed Services Agreement to be entered into by and between the Company and Oramed Ltd. which shall be in the agreed form (the “Oramed Services Agreement”);

2.3.7	Registration Rights Agreement to be entered into by and between the Company, HTIT Sub and Oramed, which shall be in the agreed form (the “Registration Rights Agreement”); and

2.3.8	Novation Agreement and Release to be entered into by and between the Company, HTIT Biotech and Oramed, to reflect certain mutual release with respect to the Technology License Agreement, the amendment and restatement of certain terms and conditions thereunder, and the Company, in the replacement of Oramed, as the licensor and a signing party to the Technology License Agreement, which shall be in the agreed form (the “Novation Agreement and Release”).

2.4	No Other Business before Closing

Parties agree that the Company shall not carry out any business or other activities before Closing except for those required under this Agreement or other Transaction Documents, or otherwise necessary to complete the incorporation of the JV, to execute the relevant Transaction Documents, to proceed to Closing or to complete the Transactions in accordance with the terms under this Agreement or the other Transaction Documents.

2.5	Each Shareholder shall vote its Share(s) at any regular or special meeting of the Shareholders or execute proxies or written consents, as the case may be, in accordance with the Company Constitution and in conformity with the specific terms and provisions of this Agreement, and shall take all other actions (including by causing any Directors on the Board to vote in favour of any required resolution or other actions necessary) to give effect to the provisions of this Agreement and other Transaction Documents (to the extent permitted by the Applicable Law) and (to the extent permitted by the Applicable Law) to cause such necessary alterations to be made to the Company Constitution (and to the extent applicable, the charter documents of any other Group Companies) as are required so as to remove any conflict between the provisions of this Agreement and the Company Constitution (and to the extent applicable, the charter documents of any other Group Companies).

3.	Corporate Governance; Business and Operations

3.1	Business

The Parties agree that following the Closing, the Company, and any Subsidiary of the Company, if any, shall carry out the following businesses and activities (collectively, the “Business” of the Company) in each case in accordance with this Agreement, the Company Constitution and Applicable Laws:

3.1.1	Subject to restrictions under the Oramed Asset Transfer Agreement and HTIT License Agreement, the Company shall be responsible for the development and commercialization of and all relevant application for or registration of the Products, the Oramed Technology, the HTIT Technology and other technologies on a global scale, including without limitation, deciding the licensing of the Products and related technologies to third parties on a global scale, and shall own and enjoy any Intellectual Property rights based on the development and commercialization of the Products and related technologies, on a global scale.

3.1.2	Without prejudicing the generality of the business activities set forth under the above Section 3.1.1, the Company shall be responsible for making Product planning and development strategies, conducting development activities (including without limitation non-clinical studies and clinical studies) through the Company itself or by working with business partners, obtaining marketing approvals, developing and implementing future global marketing, sales and other commercialization strategies, and making licensing and authorization decisions with respect to the Products on a global scale.

3.1.3	Without prejudicing the generality of the business activities set forth under the above Section 3.1.1, and for the avoidance of doubt, the Company shall initiate or continue conducting the Phase 3 Trial in coordination with Oramed, provided that Oramed shall at its own expense provide certain agreed services to the Company for the Phase 3 Trial in accordance with the specific provisions under the Oramed Services Agreement.

3.2	Board of Directors

3.2.1	General

3.2.1.1	Subject to the Applicable Law, the Company Constitution, and except as otherwise expressly set forth herein, the management of the Company and its Subsidiaries shall be vested in the board of directors of the Company (the “Board”), which shall have all of the Company’s powers and authorities, and may perform in its name all the acts to the maximum extent permitted by the Company Constitution and/or any Applicable Law, except for those acts which pursuant to law or this Agreement, are subject to the authority and veto rights of the Shareholders or the Officers.

3.2.1.2	The Directors may meet in order to transact business, to adjourn their meetings or to organize them otherwise as they shall deem fit. Each Director shall be entitled to call a meeting and to place items on the agenda. The Board shall convene a meeting at least once in every quarter on a date to be determined in coordination among the Directors.

3.2.2	Composition

3.2.2.1	Subject to Section 3.2.2.2, the Board shall consist of four (4) directors (each, a “Director”) following the Closing. HTIT shall have the right to appoint (and remove) (or designate) two (2) Directors and Oramed shall have the right to appoint (and remove) (or designate) two (2) Directors. The Directors shall not receive remuneration for their positions except for reimbursement of reasonable travel expenses to meetings, if incurred. To the extent required under Applicable Law, HTIT and Oramed undertake to use their voting rights in their capacity as Shareholders to appoint such designees as designated by each of the other Party pursuant to the foregoing, as Directors.

3.2.2.2	The composition of the Board shall be increased to five (5) Directors, of which three (3) Directors may be appointed and removed (or designated) by HTIT and two (2) Directors may be appointed and removed (or designated) by Oramed, as long as and once HTIT exercises the HTIT Option, either partially or fully, as long as with the investment amount no less than the Minimum Exercise Amount and in accordance with the terms and conditions to be set out under the Option Agreement.

3.2.2.3	Each of HTIT and Oramed shall be entitled to appoint a co-Chairman which shall be one of the Directors designated by them. Neither co-Chairman will have a casting vote at any meeting of the Board. If neither of the designated co-Chairmen is present at any meeting of the Board, the Directors present may appoint any one of their number to act as Chairman for the purposes of the meeting.

3.2.2.4	The initial co-Chairmen will be: (a) Mr. Gao Xiaoming, representing HTIT, and (b) Mr. Nadav Kidron, representing Oramed.

3.2.2.5	The term of office of each Director shall continue until such director’s successor is elected and qualified or until such director’s earlier resignation or removal. So long as this Agreement remains in force, the Directors shall not be required to retire unless so requested by the Party that has the right to designate the relevant Directors.

3.2.2.6	Each Party is entitled to require the removal of any Director nominated and appointed by it and to provide for a successor nominee by written notice to the Company. Should any vacancy otherwise occur on the Board, such vacancy shall be filled forthwith by the appointment of a nominee by the Party who is not then fully represented on the Board. At the time of the completion of any sale, assignment, transfer or other disposition of all of the Shares held by a Shareholder, that Shareholder shall use its best endeavours to procure the resignation of each Director appointed by it and a written acknowledgement from such Director(s) that they have no claims against the Company.

3.2.2.7	Notwithstanding anything above under this Section 3.2.2, Shareholders may terminate and remove a Director for cause in accordance with the Applicable Law, provided that the replacement of such Director shall be designated and appointed in accordance with this Section 3.2.2, further provided that the Shareholders supporting such removal shall provide a written notice to the Shareholder who is entitled to remove or replace such Director, such notice to indicate the cause and include supporting documents to the extent available, at least seven (7) days prior to removal pursuant to this Section 3.2.2.7. In this context, “for cause” refers to a breach of such Director’s obligations toward the Company (or Subsidiary) under the Company Constitution, contract, or Applicable Law, or ceased to be eligible to serve as a Director under Applicable Law.

3.2.3	Quorum. Following Closing, unless otherwise provided under this Section 3.2.3, quorum for meetings of the Board shall be the presence of a majority of the Directors in office, comprising at least one (1) Director nominated by HTIT and one (1) Director nominated by Oramed. If within half an hour from the time scheduled for the meeting, a quorum is not present, the meeting shall stand adjourned to the same day in the next week at the same place and time. If a quorum is not present at the adjourned meeting within half an hour from the time scheduled for the meeting, the adjourned meeting shall stand further adjourned to the same day in the following week at the same place and time. If a quorum is not present at the further adjourned meeting within half an hour from the time scheduled for the meeting, then any Director(s) present at the further adjourned meeting, shall be a quorum, and a simple majority of the voting power of all the Director(s) present at the further adjourned meeting shall, subject however to the provisions of Section 3.9 herein and the presence of the minimum number of Director(s) required by the Applicable Law, be entitled to resolve in respect of the matters for which the original meeting was convened. No business shall be transacted at any adjourned meeting except for business which might lawfully have been transacted at the meeting as originally called.

3.2.4	Meeting by Telecommunication. The Board may hold meetings using any means of communication, provided that all of the Directors participating can hear one another and can be heard at the time the meeting takes place, as well as in any other manner permitted by Applicable Law. A Director participating in the meeting in this manner shall be deemed to be present in person at the meeting and shall be counted in the quorum and entitled to vote. All resolutions agreed by the Directors in such meeting shall be deemed to be as effective as a resolution passed at a meeting in person of the Directors duly convened and held.

3.2.5	Voting. Each Director shall have one (1) vote at the meetings of the Board. Unless Applicable Law or this Agreement (including, without limitation, under Section 3.9 below) or Company Constitution provides otherwise, at all meetings of the Board, no decision may be made and no resolution may be passed unless it is approved by a simple majority (i.e., more than 50%) of votes of the Directors present and voting. Each Director shall have one (1) vote in respect of each resolution submitted to the Board. No Director shall have a casting or second vote.

3.2.6	Notice

3.2.6.1	All notices of meetings of the Board shall state the nature of business proposed to be transacted thereat and be given to all Directors, and shall be given in writing. Notice of meeting of the Board shall be dispatched to all Directors not less than five (5) Business Days before the date appointed for the holding of the meeting, unless all the Directors agree to have a shorter notice period.

3.2.6.2	Notice of meeting of the Board may be waived if so agreed by all the Directors. Such waiver of notice of meeting may be given by each Director at any time and the presence of a Director in such meeting shall constitute a waiver of such notice.

3.2.7	Location. Meetings of the Board shall take place at any place as the Directors may from time to time agree and, without prejudice to the other provisions herein, shall be convened in accordance with the Company Constitution at such time or times as may be required.

3.2.8	Unanimous Written Resolution. A resolution in writing signed by all the Directors then in office and lawfully entitled to vote thereon shall be deemed to have been unanimously adopted by a meeting of the Board duly convened and held. Any such resolution may consist of several documents in like form, each signed by one (1) or more Directors. The expressions “in writing” and “signed” include approval by electronic communication by any such Director.

3.2.9	Minutes

3.2.9.1	The Board shall cause minutes to be duly recorded regarding: the names of the Directors present at each meeting of the Board and the proceedings and resolutions of general meetings and of meetings of the Board. Any minutes as aforesaid of a meeting of the Board, if purporting to be signed by both Co-Chairmen of such meeting (if both are present, or otherwise by any Chairman who is present or by any Chairman appointed in accordance with Section 3.2.2.3), shall be accepted as prima facie evidence of the matters therein recorded.

3.2.9.2	Minutes of all meetings of the Board, together with the relevant board papers, shall be sent to each Director as soon as practicable after the holding of the relevant meeting.

3.2.10	Committees. The Board may from time to time after Closing, form any committees (including a nomination committee, and a compensation committee) as it deems necessary for the operation of the Group, and designate members of such committee (to be comprised of equal numbers of persons appointed by HTIT and Oramed respectively), provided that the function, authority, decision making mechanism and operation of any of the committees shall be subject to the delegation and authorization by the Board in each case in accordance with this Agreement and the Company Constitution and subject always to Section 3.9.

3.3	Shareholders Meetings

3.3.1	Quorum. Unless otherwise provided under this Section 3.3.1, quorum for shareholders’ meetings of the Company shall be the presence, in person or by proxy, of at least two (2) Shareholders, holding Shares in aggregate not less than 80% of the issued share capital of the Company, which quorum shall include both of HTIT Sub and Oramed Pharma. A meeting shall be called if such is requested by one of the Shareholders. Notwithstanding the foregoing, if within half an hour from the time scheduled for the meeting a quorum is not present, the meeting shall stand adjourned to the same day in the following week at the same time and place, or to such other date, time and place as the Board may determine. If a notice of the adjourned meeting has been given to the Shareholders, and quorum is not present at the adjourned meeting within half an hour from the time scheduled for the meeting, the adjourned meeting shall stand further adjourned to the same day in the next week at the same place and time. If quorum is not present at the further adjourned meeting within half an hour from the time scheduled for the meeting, then any Shareholder(s) present at the further adjourned meeting, shall be a quorum, and a simple majority of the voting power of the Shareholder(s) present at the further adjourned meeting shall be entitled to resolve in respect of the matters for which the original meeting was convened, subject however to the provisions of Section 3.9 below and the presence of the Shareholder(s) holding the minimum percentage of issued share capital of the Company or otherwise required by the Applicable Law. No business shall be transacted at any adjourned or further adjourned meeting except business which might lawfully have been transacted at the meeting as originally called.

3.3.2	Meeting by Telecommunication. The Shareholders may hold meetings using any means of communication, provided that all of the Shareholders participating can hear one another and be heard at the time the meeting takes place, as well as in any other manner permitted by Applicable Law. A Shareholder participating in the meeting in this manner shall be deemed to be present in person at the meeting and shall be counted in the quorum and entitled to vote. All resolutions agreed by the Shareholders in such meeting shall be deemed to be as effective as a resolution passed at a meeting in person of the Shareholders duly convened and held.

3.3.3	Unanimous Written Resolution. Notwithstanding anything contained herein, Shareholders’ resolutions may be passed outside meetings by way of written resolution as long as all the Shareholders have signed such resolution, unless Applicable Law mandatorily requires otherwise. Any such resolution may consist of several documents in like form, each signed by one or more Shareholders. The expressions “in writing” and “signed” include approval by electronic communication by any such Shareholder.

3.3.4	Voting

3.3.4.1	Except as otherwise expressly set forth herein (including, without limitation, under Section 3.9 below) or in the Company Constitution, or required otherwise by Applicable Law which shall require the consent of a higher threshold of the affirmative votes of Shareholders, Shareholders’ resolutions shall be passed with simple majority (i.e. more than 50%) of the votes cast at a meeting of the Shareholders (i.e., a simple majority of the voting power in the Company present at such a meeting).

3.3.4.2	Any resolution put to vote at a shareholders’ meeting shall be decided by poll. All Shares are of the same class and shall carry one (1) vote per share on all matters submitted to a vote of the Shareholders at a shareholders’ meeting.

3.3.5	Notice. Subject to compliance with Applicable Law, at least fourteen (14) days’ written notice of each shareholders’ meeting must be given to each Shareholder specifying the date, time and place of the meeting, and the business to be transacted thereat. If all Shareholders agree in writing to a shorter period of notice, then any meeting called at such shorter period of notice shall be deemed to be properly called. Unless all the Shareholders agree otherwise, no business may be transacted at a shareholders’ meeting other than as set out in the notice of meeting delivered to the Shareholders.

3.3.6	Location. Subject to compliance with Applicable Law, meetings of the Shareholders shall take place at any place as the Shareholders may from time to time agree. Each Shareholder shall use all reasonable efforts to attend each meeting of which reasonable notice has been given.

3.3.7	Minutes. Minutes of all meetings of the Shareholders shall be sent to each Shareholder as soon as practicable after the holding of the relevant meeting.

3.4	Company Subsidiaries

In the event that the Company establishes or acquires any Subsidiaries, the Company (and the other Parties) shall procure that the constitutional documents of such Subsidiaries, as of Closing (or as of establishment or acquisition of such Subsidiary, if later than the Closing), shall reflect the governance arrangements included in this Agreement subject to Applicable Law. For the removal of doubt, the composition and rules of the board of directors of the Subsidiaries shall reflect those set forth in this Agreement, and such Subsidiaries shall not take any action set out under Section 3.9 below without obtaining the approval of HTIT and Oramed.

3.5	Officers

3.5.1	The Board shall form a nomination committee which consists of one (1) member nominated by HTIT and one (1) member nominated by Oramed for the purpose of recommending to the Board candidates to serve as Officers of the Company, and the Board shall have the authority to appoint and dismiss Officers, provided that the initial chief scientific officer of the Company shall be Miriam Kidron, Ph.D. “Officers” shall mean the chief executive officer or general manager or a similar position (“CEO”), the chief financial officer (“CFO”), the chief operating officer, the chief scientific officer, and all other employees in a managerial role directly subordinate to the CEO or to the Board or as required by Applicable Law.

3.5.2	The Company shall (and the other Parties shall cause the Company to) provide sufficient directors’ and officers’ liability insurance coverage and to enter into indemnification and exculpation agreements with each of the Directors, in each case as is customary for companies in the size and industry of the Company.

3.6	Operating Plan and Budget

3.6.1	The Company will conduct its operations substantially in accordance with an annual operating plan, an operating budget and a capital budget (collectively, the “Operating Plan and Budget”). The initial Operating Plan and Budget however shall cover the first two (2) years following the Closing of the operation of the Company. Oramed shall prepare the draft of the initial Operating Plan and Budget for the other Parties to approve prior to the Ancillary Agreement Completion. Any change of the initial Operating Plan and Budget during the first two (2) years following the Closing shall be subject to the Board’s review and approval in accordance with Section 3.9.1

3.6.2	At least ninety (90) days before the end of each calendar year, commencing from the second (2nd) year and every year thereafter, the Company’s CEO shall prepare and submit to the Board a revised Operating Plan and Budget for the following one (1) calendar year. Such revised Operating Plan and Budget will become effective upon the approval by the Board by simple majority votes. If the revised Operating Plan and Budget is not so prepared and approved before the end of the current calendar year, the last approved Operating Plan and Budget for the current calendar year would remain in effect, mutatis mutandis and, be carried over as the operating plan and budget for the next year. Any interim change of the Operating Plan and Budget then in effect as adopted according to Section 3.6.1 or Section 3.6.2 shall be subject to the Board’s review and approval in accordance with Section 3.9.1.

3.7	Location of Office

The Company shall establish and maintain a principal office at a place as HTIT and Oramed mutually determine, and may establish and maintain offices at such other locations as the Board may determine.

3.8	Parties’ Continuing Obligations

Upon and after Closing, each Party other than the Company, in its capacity as the direct or indirect shareholder of the Company or an Affiliate of a direct or indirect shareholder of the Company, shall take all actions (including by causing any Directors on the Board to vote in favour of any required resolution or other actions necessary) to implement, execute and comply with the governance arrangements set out under this Section 3 of this Agreement, and shall support and facilitate the conduct of Business by the Company and its Subsidiaries.

3.9	Related Party Transactions and Material Decisions

Subject to Applicable Law, except for those actions that are necessary to be taken to effect the Transactions (including any actions taken in anticipation of or in connection with an IPO in accordance with this Agreement), all decisions of any Group Company on the matters set forth below shall, in each case, require the affirmative vote of both HTIT Sub and Oramed Pharma (if in the shareholders’ meeting) or of a majority of Board including at least one (1) Director appointed by each of HTIT and Oramed (if in the Board) on the matters set forth below, provided that if any one of HTIT and Oramed (together with its Affiliates) holds in aggregate, directly or indirectly, less than 17.5% of the total issued and paid-up share capital in the Company or the relevant Group Company, the aforesaid affirmative vote of such Party shall only be required with respect to matters listed in Sections 3.9.2, 3.9.3, 3.9.4, 3.9.5, 3.9.9, 3.9.10 and 3.9.14 below. The Group Companies shall not take any action on the matters set forth below without approval of the Board (or of the Shareholders, if required by Applicable Law):

3.9.1	approving (i) in any year, any interim changes to the then-current Operating Plan and Budget as adopted in accordance with Section 3.6.1 or Section 3.6.2 and any deviation from the then-current Operating Plan and Budget in each case, in any individual transaction or a series of related transactions within a 12-month period, in excess of $350,000 (the “Threshold Amount”), or (ii) the Operating Plan and Budget for the first two (2) years following the Closing;

3.9.2	selling all or substantially all of the assets of any Group Company that has substantial assets or substantial business operations;

3.9.3	merging or consolidating any Group Company (other than any for the purpose of intra-Group restructuring);

3.9.4	amending any Group Company’s organizational documents, other than amendments that are immaterial or of an administrative nature which do not adversely affect the rights of HTIT or Oramed;

3.9.5	any voluntary liquidation, dissolution or winding up of any Group Company (other than any internal reorganization or restructuring of the shares of any Group Company that does not involve a concession to any creditor of the Group Company);

3.9.6	the incurrence of any liens, security interests or encumbrances on, or the pledging of, any of the assets of any Group Company, or granting any guarantees, in each case, in any individual transaction or a series of related transactions within a 12-month period, with a value in excess of the Threshold Amount and out of the ordinary course of the Group Company’s business, and other than in accordance with the then current Operating Plan and Budget;

3.9.7	the incurrence of debt (including guarantees, leases and assumption of liabilities), in any individual transaction or a series of related transactions within a 12-month period, with a value in excess of the Threshold Amount other than trade payables in the ordinary course of business of the relevant Group Company and other than in accordance with the then current Operating Plan and Budget;

3.9.8	the sale or issuance of additional equity securities (including options, warrants or other convertible interests) by or contribution of additional capital to, any Group Company, other than in connection with the exercise of the HTIT Option in accordance with the terms and conditions to be set out under the Option Agreement, or in accordance with any ESOP then adopted by the relevant Group Company in accordance with this Agreement and the constitutional document of the relevant Group Company;

3.9.9	any change in the accounting standard of any Group Company, and appointment or dismissal of the Company’s auditors other than required by Applicable Law or the then adopted accounting standard of the relevant Group Company;

3.9.10	the establishment of and any change in the dual banking signature rights of any Group Company for any single wiring of an amount in excess of $50,000;

3.9.11	the amendment of any Group Company’s dividend policy other than on a pro rata basis;

3.9.12	the acquisition of a new business, or the assets comprising such new business, in any individual transaction or a series of related transactions within a 12-month period, with a value in excess of the Threshold Amount, and other than any that has been contemplated or set out under the Operating Plan and Budget then in effect;

3.9.13	the commencement of any new (or cessation of any current) line of business or products which would result in material changes to the nature of the existing business of the relevant Group Company; or

3.9.14	entering into or amending any agreement between any Group Company on the one hand and either Shareholder or its related parties or Affiliates of such Shareholder on the other hand in any individual transaction or a series of related transactions within a 12-month period, with a value in excess of $50,000, other than as contemplated by this Agreement (including the entering into the Intercompany Agreements) (provided that the consent of either HTIT Sub or Oramed Pharma required pursuant to this item 3.9.14, as applicable, shall not be unreasonably withheld or delayed).

3.10	Dividends

Subject to any capital requirements, statutory provision or reserves required under the Applicable Law, the Board shall decide from time to time on the dividend amount which shall be distributed by the Company on a yearly basis in accordance with the pro-rata holdings of the Parties.

3.11	Accounts, Records and Information

3.11.1	At the first meeting of the Board following Closing, the Directors shall appoint the Company’s auditors, which shall be one of the “Big 4” firms, to audit the financial statements of the Company and to perform such other accounting and financial duties as required by Applicable Law. The financial books and records of the Company including the financial statements shall be in the English language, be denominated in US dollars and conform to US GAAP, and shall contain the reconciliation to IFRS suitable for consolidation with IFRS-reporting entities. The management of the Company shall work and cooperate with the other Parties in order to establish the form and content of the financial reports reasonably required by each Party in connection with the preparation of its own financial statements.

3.11.2	Each of the Shareholders, as long as it (together with its Affiliates) holds in aggregate no less than 20% of the issued and paid-up share capital of the Company, shall have the right no more than twice per year, after giving the Company five (5) days’ notice and at its own expense, to discuss the affairs, finances and accounts of the Company with the Officers and auditors of the Company, to inspect the properties and assets of the Company, and to cause an examination of the books, records and accounts (though not an audit, which will be prepared by the Company’s auditors annually in the ordinary course of business), provided that the representatives of such Shareholder are subject to confidentiality undertakings in a form similar to Section 11 (Confidentiality) hereunder. Subject to the foregoing, the Company shall give to the Shareholders and their authorized representatives, full access during normal business hours to all of the premises, physical properties, books, accounts, records, and material agreements of the Company, including the right to make copies of or abstracts from any such books, accounts, records and material agreements. This Section shall not be in limitation of any rights, which the Parties or the Directors designated thereby may have under Applicable Law.

3.11.3	Subject to Section 11 (Confidentiality) and prior to the Company being listed in accordance with Section 3.12 (IPO), the Company shall deliver to each Shareholder the following financial information: (i) as soon as practicable, but in any event no later than ten (10) days after the end of each calendar quarter of each fiscal year, unaudited but reviewed financial statements of the Company as of the end of such calendar quarter, including an unaudited consolidated balance sheet of the Company as of the end of each such period and unaudited but reviewed consolidated statements of income, statements of shareholders’ equity and cash flow of the Company for such period and, in the case of the first, second and third quarterly periods, for the period from the beginning of the fiscal year to the end of such quarterly period, setting forth in each case in comparative form the United States dollar-denominated figures for the corresponding period of the previous fiscal year, all in reasonable detail; and (ii) as soon as practicable, but in any event no later than thirty (30) days after the end of each fiscal year, audited financial statements of the Company as of the end of such fiscal year, including any notes thereto and a consolidated balance sheet of the Company as of the end of such year, as well as statements of income, statements of shareholders’ equity and cash flow of the Company for such year, setting forth in each case in comparative form the United States dollar-denominated figures for the previous fiscal year, all in reasonable detail, accompanied by an opinion of the auditors of the Company that such financial statements have been prepared in accordance with the US GAAP, applied on a basis consistent with that of the preceding fiscal year and present fairly and accurately the financial position of the Company as of their date, and that the audit by such accountants in connection with such financial statements has been made in accordance with generally accepted auditing standards including the reconciliation to IFRS suitable for consolidation with IFRS-reporting entities.

3.11.4	Each set of financial statements delivered in accordance with subsections (i) and (ii) of the immediately preceding paragraph shall be accompanied by a certificate duly executed by the CEO and CFO certifying that such financial statements were prepared in accordance with the US GAAP consistently applied with prior practice for earlier periods (with the exception of footnotes that may be set forth therein in accordance with the US GAAP) and fairly present the financial condition of the Company and its results of operations as of their date and for the period specified therein, subject to year-end audit adjustments and shall contain the reconciliation to IFRS suitable for consolidation with IFRS-reporting entities.

3.11.5	Without derogating from any of the foregoing, in the event that a Shareholder is required by any Applicable Law due to such Party, or such Party’s Affiliates (direct or indirect), being publicly traded or otherwise subject to public or other regulatory filing regulations to disclose any information or data of or with respect to the Company (in addition to the financial statements that shall be provided under Section 3.11.3), the Company will, furnish to such Shareholder within ten (10) days, such information and data with respect to the Company as such Party may from time to time request in order to comply with reporting, disclosure, filing, audit, accounting, regulatory, tax or other similar requirements imposed on such Party and its Affiliates by Applicable Law. The Shareholders agree that they will use their best efforts not to disclose Confidential Information of the Company, will receive advice of legal counsel that any such disclosure is legally required before so disclosing, and will minimize any such disclosure to the maximum extent allowed under Applicable Law, disclosing only the minimum information as required by the relevant Applicable Law.

3.12	IPO

The Parties undertake to use commercially reasonable efforts to list the Company or another Group Company as subsequently approved by the Parties (“Listing Vehicle”) on an internationally recognized stock exchange, either through a customary initial public offering or a de-SPAC transaction or otherwise (an “IPO”) within five (5) years after the Closing. No later than the fourth anniversary of the Closing, the Board shall procure the Company to engage investment banks, underwriters, and such other consultants and service providers as the Board may deem advisable in order to evaluate and prepare for an IPO.

3.12.1	Upon the Board’s resolution to pursue an IPO, each Party undertakes that it shall (i) exercise its voting power in the Company to approve and cause such IPO to be consummated on reasonable terms and (ii) use its reasonable endeavours to take or cause to be taken all action, and do or cause to be done all things, necessary and reasonably requested by the Board in connection with such IPO, including unconditionally granting any and all consents or approvals, participating in meeting, presentations, road shows, drafting sessions, due diligence sessions and sessions with lenders, investors and rating agencies, and otherwise reasonably cooperating with the marketing efforts of the Company or any other Group Companies.

3.12.2	Upon the Board’s resolution to pursue an IPO and advice of the managing underwriters of such IPO, if any provision of this Agreement is found to contravene the requirements of the Applicable Laws, including any then applicable listing rules, regulations or guidance promulgated by the relevant stock exchange, or to conflict with the good practice customarily adopted in the comparable market, or would otherwise have material adverse impact on such IPO (including on the listing price thereof) (including any provisions set forth under Sections 3.2, 3.9 or 4), the Parties shall discuss in good faith to terminate the relevant provisions, amend and/or restate this Agreement to conform with the relevant rules, regulations, guidance or good practice customarily adopted.

3.13	If requested by the Board upon advice of the managing underwriters of such IPO, each Shareholder agrees to execute customary lock-up agreements consistent with the foregoing obligations and proportional to its then shareholding in the Listing Vehicle.

3.14	Distribution of Assets upon Liquidation/Dissolution

Upon the liquidation and dissolution of the Company, the assets of the Company shall be distributed to the Shareholders in accordance with the Applicable Law (including any bankruptcy law, receivership or similar actions, liquidation proceedings and company law of the relevant jurisdictions).

4.	New Securities and Share Transfers

4.1	Preemptive Right

4.1.1	If at any time, and from time to time after Closing, the Company proposes to grant, issue or sell any New Securities, the Company shall afford, prior to such grant, issuance or sale, to each of the Shareholders the preemptive right to purchase a portion of the New Securities equal to such Shareholder’s pro-rata share. Each Shareholder shall have a right of over-allotment as provided below such that if any Shareholder declines or fails to exercise its right hereunder to purchase its pro-rata share of the New Securities in full, each other Shareholder exercising its preemptive right hereunder may purchase such available portion, on a pro-rata basis.

For the purposes of Section 4.1, each Shareholder’s “pro-rata share” is the ratio of (a) the total number of issued and paid-up Shares held by such Shareholder, and (b) the total number of issued and paid-up Shares held by all Shareholders immediately prior to the issuance of New Securities.

If any Shareholder fails to elect to purchase its full pro-rata share of an offering of New Securities, then such remaining New Securities (“Over-Allotment Securities”) shall be made available to each Shareholder who has elected to purchase all or part of the Over-Allotment Securities (the “Additional New Shares”) on the same price and terms as indicated on the Issuance Notice. Each such Shareholder is entitled to be allocated to the lesser of (x) the amount of the Additional New Shares and (y) the product obtained by multiplying (i) the amount of the Over-Allotment Securities by (ii) a fraction, the numerator of which is the number of Equity Securities held by such Shareholder and the denominator of which is the aggregate number of Equity Securities held by all the Shareholder(s) who elected to purchase the Over-Allotment Securities.

4.1.2	In the event that the Company proposes to grant or issue New Securities, it shall give each Shareholder a written notice (“Issuance Notice”) of its intention, describing the type of New Securities, their price and the other terms upon which the Company proposes to grant or issue the same, and the number of New Securities each Shareholder has the right to purchase under this Section 4.1. Each Shareholder shall have forty five (45) days after receipt of the Issuance Notice to notify the Company of its election to exercise its preemptive right upon the terms and conditions specified in the Issuance Notice, by giving a written notice to the Company stating (i) its election to exercise its pre-emptive right to purchase all or any portion of its pro-rata share of the New Securities, and (ii) if it so elects, its right of over-allotment to purchase all or any portion of the Over-Allotment Securities and the maximum amount of New Securities elected to be purchased by it. In no event shall a Shareholder be obligated to purchase more than the maximum amount of New Securities he agreed to purchase.

4.1.3	The Company shall have ninety (90) days after the expiration of the aforesaid 45-day period to sell to a third party, the remainder of the New Securities with respect to which the Shareholders failed or declined to exercise their pre-emptive right and over-allotment right pursuant to this Section 4.1, at a price and upon terms no more favorable to such third party than specified in the Issuance Notice to the Shareholders. In the event the Company has not sold the New Securities within the ninety (90) days period, the grant, issuance or sale of the New Securities shall again be subject to the provisions of this Section 4.1.

4.2	Restriction on Share Transfers

4.2.1	During the Lock-Up Period, the Shareholders irrevocably agree that they will not directly or indirectly Transfer any of the Equity Securities of the Company held by them, or enter into a transaction that would have the same effect unless such Shareholder receives the approval of all other Shareholder(s), or such Transfer is allowed under Section 4.2.2 or such Transfer is exempted under Section 4.6.

4.2.2	Without any prejudice to the above Section 4.2.1, (a) any issuance of Equity Securities by HTIT Sub or any direct or indirect Transfer of the Equity Securities of HTIT Sub for bona fide financing (including equity financing and debt financing), shall be permitted as long as after such issuance or Transfer, HTIT Sub will remain as an entity in which Mr. Gao Xiaoming remains as a representative who has the authority and power to represent HTIT Sub in front of any bona fide third party (either through his direct or indirect equity interest in HTIT Sub, in the capacity as a director, officer, key employee, authorization granted by the board or shareholders, power of attorney or trust granted by HTIT Sub or any direct or indirect shareholders, or through any contractual arrangements or other impact that he can otherwise extend to HTIT Sub), (b) Transfer of Oramed’s Equity Securities in the Company to an Affiliate under the Control of Oramed Pharma (for this purpose, “Oramed Sub”), and thereafter any issuance of Equity Securities by such Oramed Sub or any Transfer of the Equity Securities of Oramed Sub for bona fide financing (including equity financing and debt financing) shall be permitted as long as Oramed Pharma owns more than 50% of the total issued and paid-up share capital on a fully-diluted basis, directly or indirectly, of Oramed Sub (directly or indirectly) after such issuance or Transfer, and (c) any issuance of Equity Securities by any Option Holder (other than HTIT Sub) or any direct or indirect Transfer of Equity Securities of such Option Holder (other than HTIT Sub) shall be permitted without restrictions and subject only to Applicable Laws.

4.2.3	If there is any attempted direct or indirect Transfer in violation of this Agreement (including according to Sections 4.2.1 and 4.2.2 above), (i) such Transfer shall be void and of no force and effect and shall not be honored by the Company, (ii) no dividend of any kind or any distribution pursuant to any liquidation, redemption or otherwise shall be paid by the Company to the purported transferee in respect of the Equity Securities under such Transfer, (iii) the voting rights of such Shares, if any, shall terminate, and (iv) neither the transferring Shareholder nor the purported transferee shall be entitled to exercise any rights with respect to such Equity Securities until such Transfer in breach of this Agreement has been rescinded.

4.3	Legend on Share Certificates

All share certificates of the Company issued in physical form to any of the Shareholders thereof, shall bear the following legend, as well as any other legends required under any Applicable Law:

“THESE SHARES ARE SUBJECT TO THE TERMS AND CONDITIONS OF THE AGREEMENT DATED 22 JANUARY 2024 BY AND AMONG THE SHAREHOLDERS OF THE COMPANY (AS AMENDED) AND ITS CERTIFICATE OF INCORPORATION AND BYLAWS. A COPY OF SUCH AGREEMENT IS ON FILE AT THE REGISTERED OFFICES OF THE COMPANY. THE SALE, TRANSFER OR OTHER DISPOSITION OF THESE SHARES IS SUBJECT TO THE TERMS AND CONDITIONS (INCLUDING CERTAIN RESTRICTIONS ON TRANSFERABILITY) OF THE AGREEMENT AND SUCH SHARES ARE TRANSFERABLE ONLY UPON PROOF OF COMPLIANCE THEREWITH. ANY ATTEMPT TO SELL, TRANSFER OR OTHERWISE DISPOSE OF THESE SHARES OTHER THAN IN COMPLIANCE WITH THE AGREEMENT SHALL BE NULL AND VOID.

IN ADDITION, THESE SHARES HAVE NOT BEEN REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933 (THE “SECURITIES ACT”) OR WITH ANY SECURITIES REGULATORY AUTHORITY OF ANY STATE OR OTHER JURISDICTION OF THE UNITED STATES AND MAY NOT BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED WITHIN THE UNITED STATES EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT OR AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT.”

4.4	Additional Parties

No Shareholder hereto shall Transfer any of its Equity Securities in the Company to any third party, other than in compliance with Section 4 of this Agreement and subject to such third party executing and delivering to the Company and to the other Parties hereto a joinder agreement, in a form to be agreed by the Parties, whereby such third party shall assume the rights and obligations with respect to such Equity Securities hereunder.

4.5	No Circumvention

No direct or indirect Transfer of any Equity Securities in the Company shall be permitted unless such Transfer is conducted in compliance with all Applicable Laws, this Agreement and the Company Constitution then in effect and provided that such Transfer shall not have a material adverse impact on an IPO then approved by the Board for the Company to pursue in accordance with this Agreement and the Company Constitution. Subject to Sections 4.2 and 4.6, each Shareholder agrees not to circumvent or otherwise avoid the transfer restrictions or intent thereof set forth in this Section 4, whether by holding the Equity Securities indirectly through another Person or by causing or effecting, directly or indirectly, the Transfer or issuance of any Equity Securities in such Shareholder or another Person or otherwise. Any Transfer or attempted Transfer of any Equity Securities not made in compliance with this Section 4 shall be null and void ab initio and shall not be entered into the Company’s register of members, and the purported transferee in any such Transfer shall not be treated (and the purported transferor shall continue be treated) as the owner of such Equity Securities for all purposes of this Agreement. With respect to indirect Transfers, the provisions of Section 4.2.3 shall apply mutatis mutandis to the Shares of the Company underlying such indirect Transfer.

4.6	Exempted Transfer

Section 4.2 shall not apply to (i) any Transfer of Equity Securities in accordance with any ESOP then adopted by the Company in accordance with this Agreement and the Company Constitution then in effect; (ii) any bona fide Transfer of the publicly traded stocks of any direct or indirect shareholder of any Shareholder (for the avoidance of doubt, including any bona fide trading of stocks of Oramed Pharma publicly listed on Nasdaq); or (iii) any Transfer of the HTIT Option in accordance with the terms and conditions to be set out under the Option Agreement.

5.	Closing; Completion Funding

5.1	Closing

Unless this Agreement is terminated earlier pursuant to Section 12 below, the closing of the transactions contemplated herby (the “Closing”) shall take place remotely, by electronic means (via email and/or PDF) or by such other means as the Parties shall agree, at 10:00 am Israel time, on a date to be specified in the Closing Notice which shall be no later than the fifth (5th) Business Day after the satisfaction or waiver of each of the Closing Conditions (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions at such time) or at such other time as the Parties agree (the “Closing Date”).

5.2	Transactions at Closing

At the Closing, the following transactions shall occur, which transactions shall be deemed to take place simultaneously and no transaction shall be deemed to have been completed or any document delivered until all such transactions have been completed and all required documents delivered:

5.2.1	Closing Deliverables of Company

5.2.1.1	The Company shall allot and issue respectively to each of HTIT Sub and Oramed Pharma 69,999,999 Shares (the “Closing Subscription Shares”) in accordance with the Applicable Law and the Company Constitution, free from all Encumbrances except for any created by the Transaction Documents, and with all rights attached thereto at the Closing Date, such that, the capitalization of the Company immediately upon Closing shall be the same as the percentages and other information as set forth under Part II of Schedule 2.

5.2.1.2	The Company shall duly register each of HTIT Sub and Oramed Pharma as the holder of its corresponding Closing Subscription Shares in the Company’s updated record of shareholders dated the Closing Date, and deliver a copy of such updated record of shareholders certified to be a true copy by the company secretary, registered agent or the counterpart under the Applicable Law of the jurisdiction of incorporation of the Company finally determined (the “Company Secretary”) to each of HTIT Sub and Oramed Pharma.

5.2.1.3	The Company shall deliver to each of HTIT Sub and Oramed Pharma a copy of the list of directors of the Company certified to be a true copy by the Company Secretary evidencing the appointment of all the four (4) Directors designated and appointed in accordance with Section 3.2.2.1.

5.2.1.4	The Company shall deliver to each of HTIT Sub and Oramed Pharma a share certificate, duly completed in the name of HTIT Sub and Oramed Pharma and reflecting their respective ownership of such Shares opposite their names under Part II of Schedule 2.

5.2.1.5	The Company shall deliver to each of HTIT Sub and Oramed Pharma copies of duly adopted board resolutions and shareholders’ resolutions of the Company approving the Transaction Documents and the Transactions.

5.2.1.6	The Company shall deliver to each of HTIT Sub and Oramed Pharma a copy of the Amended and Restated Constitution.

5.2.1.7	The Company shall deliver to the relevant Parties a countersigned copy of each of the Intercompany Agreements and other Transaction Documents to which it is a party and which shall take effect or delivered on or prior to Closing, if not delivered earlier.

5.2.1.8	The Company shall deliver to Oramed an irrevocable proxy in the agreed form (the “CIK Shares Proxy”) to appoint Mr. Nadav Kidron to vote (in any manner that he may determine in his sole and absolute discretion) all portion of the CIK Shares then owned by the Company at any regular or special meeting of the shareholders of Oramed Pharma, and the Company and HTIT shall take all other actions (including by causing any Directors on the Board to vote in favour of any required resolution or other actions necessary) to give effect to the provision of this Section 5.2.1.8.

5.2.2	Closing Deliverables of HTIT

5.2.2.1	At Closing, HTIT shall deliver to the Company (i) a duly executed share application letter (or corresponding document in the JV Incorporation jurisdiction) for its relevant number of Closing Subscription Shares; (ii) the duly completed and executed consents to act and director’s particulars forms for the appointment of such persons as HTIT Sub may nominate as directors of the Company with effect from Closing pursuant to the terms of this Agreement; and (iii) such other Know Your Customer (KYC) information that the Company Secretary may require to complete its internal compliance checks and satisfy any requirements of the Company’s bank.

5.2.2.2	At Closing, HTIT shall pay or cause to be paid $70 million (the “HTIT Investment Amount”) to the Company by transfer of immediately available funds in US dollars to such bank account of the Company as indicated in the Closing Notice.

5.2.2.3	At Closing, HTIT shall deliver to Oramed and the Company, the following:

5.2.2.3.1	Copies of duly adopted board resolutions and/or shareholder’s resolutions of each of HTIT Biotech and HTIT Sub approving the Transaction Documents and the Transactions;

5.2.2.3.2	A countersigned copy of each of the Intercompany Agreements that shall take effect on or prior to Closing and to which HTIT or any of its Affiliates is a party, if not already delivered earlier; and

5.2.2.3.3	A copy of the wire instructions evidencing payment of the HTIT Investment Amount to the Company.

5.2.3	Closing Deliverables of Oramed

5.2.3.1	At Closing, Oramed shall deliver to the Company (i) a duly executed share application letter (or corresponding document in the JV Incorporation jurisdiction) for its relevant number of Closing Subscription Shares; (ii) the duly completed and executed consents to act and director’s particulars forms for the appointment of such persons as Oramed Pharma may nominate as directors of the Company with effect from Closing pursuant to the terms of this Agreement; and (iii) such other Know Your Customer (KYC) information that the Company Secretary may require to complete its internal compliance checks and satisfy any requirements of the Company’s bank.

5.2.3.2	At Closing, Oramed shall pay or cause to be paid $10 million (the “Oramed Investment Amount”) to the Company by transfer of immediately available funds in US dollars to such bank account of the Company as indicated in the Closing Notice.

5.2.3.3	At Closing, Oramed shall deliver or cause to be delivered to the Company the CIK Shares either in certificated form or book entry.

5.2.3.4	At Closing, Oramed shall deliver to HTIT and the Company, the following:

5.2.3.4.1	Copies of duly adopted board resolutions of each of Oramed Pharma and Oramed Ltd. approving the Transaction Documents and the Transactions;

5.2.3.4.2	A countersigned copy of each of the Intercompany Agreements that shall take effect on or prior to Closing and to which Oramed or any of its Affiliates is a party, if not already delivered earlier; and

5.2.3.4.3	A copy of the wire instructions evidencing payment of the Oramed Investment Amount to the Company.

5.2.4	Closing Deliverables of all Parties. To the extent that any Intercompany Agreements have not been executed prior to Closing, each Party shall execute and deliver to the other Parties a copy of each Intercompany Agreement to which such Party is a party.

5.3	Closing Conditions

The respective obligations of HTIT and Oramed to effect (or, as applicable to cause the Company to effect) the Closing shall be subject to the satisfaction, at or prior to the Closing Date, of the following conditions (“Closing Conditions”), any of which (other than Governmental Approvals) may be waived:

5.3.1	General Conditions Precedent. Subject to Sections 5.3.2 and 5.3.3, the obligations of HTIT and Oramed to complete the Closing are subject to and conditional upon the satisfaction (or waiver by HTIT and Oramed in writing, in whole or in part, in their respective sole discretion) of the following Closing Conditions.

5.3.1.1	No Order. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, judgment, injunction or other order (whether temporary, preliminary or permanent) which is in effect and which has the effect of preventing, enjoining, restraining, prohibiting or otherwise making the Transaction Documents or the Transactions illegal.

5.3.1.2	PRC Outbound Investment Approval. All of the PRC Outbound Investment Filings and Approvals have been duly completed and obtained.

5.3.1.3	IIA Approval. The IIA Approval shall have been obtained.

5.3.1.4	Operating Plan and Budget. The Operating Plan and Budget for the first two (2) years of the Company operations in accordance with Section 3.6.1 above shall be agreed in writing by the Parties.

5.3.1.5	Accuracy of Representations. Each of the representations and warranties of the Company set forth in this Agreement shall be true, correct, and complete in all respects as of the date of this Agreement and as of the Closing Date as if made on and as of the Closing Date (or, if given as of a specific date, at and as of such date).

5.3.1.6	Compliance with Interim Period Obligations. The Company shall have performed and complied with all covenants and obligations under each of the Transaction Documents required to be performed and complied with by it at or prior to the Closing Date.

5.3.1.7	Bank Account. The Company shall have opened a bank account with a reputable international bank at a place as HTIT and Oramed mutually determine which has cleared all requirements and procedure requisite for receiving funds from both Shareholders, including any in respect of anti-money laundering examination or “know-your-customer” review or otherwise, such that the bank account shall be immediately available for receiving the HTIT Investment Amount and Oramed Investment Amount on Closing Date.

5.3.1.8	Ancillary Agreement Completion. The Ancillary Agreement Completion shall have occurred.

5.3.2	HTIT’s Conditions Precedent. Subject to Section 5.3.1, the obligations of HTIT to complete the Closing are subject to and conditional upon the satisfaction by Oramed, on or prior to the Closing Date, (or waiver by HTIT in writing, in whole or in part, in its sole discretion) of the following Closing Conditions.

5.3.2.1	Oramed Transferred Assets. Each of the “Closing Conditions” to be satisfied by Oramed pursuant to the Oramed Asset Transfer Agreement shall have been fulfilled or satisfied.

5.3.2.2	Accuracy of Representations. Each of the representations and warranties of Oramed set forth in this Agreement shall be true, correct, and complete in all respects as of the date of this Agreement and as of the Closing Date as if made on and as of the Closing Date (or, if given as of a specific date, at and as of such date).

5.3.2.3	Compliance with Interim Period Obligations. Oramed shall have performed and complied with all covenants and obligations under each of the Transaction Documents required to be performed and complied with by it at or prior to the Closing Date.

5.3.3	Oramed’s Conditions Precedent. Subject to Section 5.3.1, the obligations of Oramed to complete the Closing are subject to and conditional upon the satisfaction by HTIT, on or prior to the Closing Date, (or waiver by Oramed in writing, in whole or in part, in its sole discretion) of the following Closing Conditions.

5.3.3.1	Accuracy of Representations. Each of the representations and warranties of HTIT set forth in this Agreement shall be true, correct, and complete in all respects as of the date of this Agreement and as of the Closing Date as if made on and as of the Closing Date (or, if given as of a specific date, at and as of such date).

5.3.3.2	Compliance with Interim Period Obligations. HTIT shall have performed and complied with all covenants and obligations under each of the Transaction Documents required to be performed and complied with by it at or prior to the Closing Date.

5.4	Completion of Transfer

Unless this Agreement is terminated earlier pursuant to Section 12 below, after and subject to the occurrence of the Closing on the terms and conditions set out hereunder, the Parties shall procure the completion of transfer of all the Transferred Assets in accordance with the Oramed Asset Transfer Agreement, including obtaining all the approvals and completing all the post-filing procedures for title transfer of Business Registered IP.

6.	Representations and Warranties

6.1	Representations and Warranties of the Company, HTIT and Oramed

Each of the Company, HTIT and Oramed, each as one Party for the purpose of this Section 6.1 represents and warrants to each of the other two Parties, that with respect to itself (or in the case of HTIT, with respect to HTIT Biotech and HTIT Sub, and in the case of Oramed, with respect to each of Oramed Pharma and Oramed Ltd.), each statement contained in this Section 6.1 is true and accurate as of the date of this Agreement, and will be true and accurate as of the Closing Date (as though made then and as though the Closing Date was substituted for the date of this Agreement throughout this Section 6.1), except to the extent any statement expressly speaks as of a specific date, in which case as of such specific date.

6.1.1	It is a company duly registered and in good standing and existing under the laws of its jurisdiction of incorporation as described in the beginning paragraph hereof, and has the capacity to sue and be sued and has full power and authority (including all the requisite corporate power) to enter into and perform its obligations under the Transaction Documents to which it is a party.

6.1.2	The execution, delivery and performance by it of the Transaction Documents to which it is a party and the consummation of the Transactions have been duly and validly authorized by all necessary corporate action. This Agreement has been duly and validly executed and delivered by it and, assuming the due execution and delivery by the other Parties, constitutes a valid and binding obligation of such Party enforceable against it in accordance with the terms of this Agreement.

6.1.3	Except for the Governmental Approvals, no consent, approval, order, license, permit, action by, or authorization of any Governmental Authority, has not been obtained by it in connection with the valid execution, delivery and performance of this Agreement by it and all the Transactions. All other third party consents and approvals (including written consent of any lender under any facility agreements) necessary for entering into or consummating the Transactions on the terms and conditions set forth herein and therein shall have been duly given or obtained and shall be in full force and effect and not subject to appeal.

6.1.4	The execution, delivery and performance by it of this Agreement or any other Transaction Document to which it is a party, and the Transactions hereunder or thereunder will not result in any violation of and will not conflict with or result in any breach of any Applicable Law, or of the terms and conditions of its constitutional documents and/or any other agreement or instrument by which it is bound.

6.1.5	It has the financial and other resources required for the performance of its respective obligations under this Agreement, and the compliance with the terms hereof. It is solvent under the laws of its jurisdiction of incorporation and is able to pay its debts as they fall due. It has not received any written notice of any application or order having been made or resolution having been passed for its winding-up, judicial management or administration, nor any written notice of the appointment of a liquidator, provisional liquidator or judicial manager in respect of it.

6.1.6	It is not in breach of any Applicable Law or any order, decree or judgment of, any court, tribunal, arbitrator, or mediator which may have an adverse effect, on its ability to perform and consummate the Transaction Documents to which it is a party, nor have any claims, proceedings, actions or investigations alleging such breach been threatened in writing.

6.1.7	The execution, delivery and performance of the Transaction Documents, and the consummation of the Transactions by Oramed, do not and will not materially adversely affect the listing status of Oramed Pharma on Nasdaq.

6.1.8	The Parties and each of the Affiliates under their respective Control, and their respective employees, directors, and to their knowledge, agents, have not, directly or indirectly, taken any action in violation of any applicable anti-bribery or anti-corruption laws, including without limitation the US Foreign Corrupt Practices Act (“FCPA”), the PRC Anti-Unfair Competition Law and the PRC Criminal Law, (collectively, the “Anti-Bribery Laws”). The Parties and each of the Affiliates under their respective Control, and their employees, directors, and to their knowledge, agents, have not, directly or indirectly, corruptly given, loaned, paid, promised, offered or authorized payment of money or anything of value to any “foreign official” or other government official, in violation of applicable Anti-Bribery Laws, to secure any improper advantage or to obtain or retain business for any Person or to achieve any other purpose prohibited by the Anti-Bribery Laws. The Parties and each of the Affiliates under their respective Control have established and implemented internal controls and procedures reasonably designed to ensure that violations of the Anti-Bribery Laws could be prevented, detected and deterred. The Parties have maintained complete and accurate books and records, including records of payments to third parties and government officials in accordance with applicable Anti-Bribery Laws and generally accepted accounting principles.

6.1.9	Each of Oramed and HTIT declare that the details set forth in Schedule 1 with respect to itself and its own Affiliates are correct as of the JV Incorporation and the Closing Date.

6.2	Additional Representations and Warranties of Oramed.

Oramed represents and warrants to each of the Company and HTIT, that with respect to Oramed Pharma, each statement contained in Schedule 3 is true and accurate as of the date of this Agreement, and will be true and accurate as of the Closing Date (as though made then and as though the Closing Date was substituted for the date of this Agreement throughout Schedule 3), except to the extent any statement expressly speaks as of a specific date, in which case as of such specific date. The aforesaid representations and warranties shall be subject to the conditions and limitations on liabilities to be agreed and set forth in the Oramed Asset Transfer Agreement.

6.3	Additional Representations and Warranties of the Company.

The Company represents and warrants to each of HTIT and Oramed, that each statement contained in Schedule 4 is true and accurate as of the date of this Agreement, and will be true and accurate as of the Closing Date (as though made then and as though the Closing Date was substituted for the date of this Agreement throughout Schedule 4), except to the extent any statement expressly speaks as of a specific date, in which case as of such specific date.

7.	Conduct Between Signing and Closing

7.1	Parties shall, upon the execution of this Agreement, negotiate in good faith, and make their best efforts to agree on and finalize (i) the Amended and Restated Company Constitution, (ii) the Intercompany Agreements, (iii) the initial Operating Plan and Budget pursuant to Section 3.6.1, (iv) the CIK Shares Proxy, and (v) the form of the joinder agreement in a timely manner. Upon such finalization, the Parties shall enter into a supplementary agreement to confirm the agreed final form of each of the aforesaid documents, and the Oramed Asset Transfer Agreement, the HTIT Supply Agreement and the Option Agreement shall be fully executed (the “Ancillary Agreement Completion”). It is hereby clarified that the obligations of the Parties under the following Sections 7.2 through 7.6 shall commence upon the Ancillary Agreement Completion.

7.2	Each Party shall use its reasonable best efforts and do all things necessary or desirable in order to cause the satisfaction of each of its respective Closing Conditions for the consummation of the Transactions in a timely manner, including by using reasonable best efforts to obtain and deliver to the other Parties at or prior to the Closing, all consents, waivers and approvals required to be obtained by such Party from any entity or Governmental Authority necessary therefor.

7.3	Each Party shall exercise its rights, authority and powers, vote its Share(s), cause the Director(s) or, if applicable, director(s) of other Group Companies, nominated by it to vote at any meeting of the Board or the board of other Group Companies (if applicable), and procure the other officers, legal representatives, other senior managers and employees nominated/designated/appointed by it to take or refrain from taking actions, in accordance with and so as to give effect to, comply with or cause the compliance with and implement or cause the implementation of this Agreement and the applicable Intercompany Agreements, and if applicable, shall cause each Group Company to exercise its rights and powers in accordance with and so as to give effect to, comply with or cause the compliance with and implement or cause the implementation of this Agreement and the applicable Intercompany Agreements.

7.4	IIA Approval

7.4.1	Without any prejudice to the generality of the provisions under Sections 7.1 to 7.3, Oramed shall, following the Ancillary Agreement Completion, promptly initiate the application to the IIA for assignment of all the IIA-funded Transferred IP (which comprise a part of the Oramed Transferred Assets) to the Company, no later than five (5) Business Days after the signing of the Oramed Asset Transfer Agreement file with the IIA the IIA Application, and use its best efforts to take all actions necessary or desirable to obtain the IIA Approval as soon as practicable, including paying the IIA Redemption Fee to the IIA.

7.4.2	In connection with the IIA Approval, Oramed shall, and shall cause its Representatives to: (i) reasonably cooperate with HTIT and HTIT’s Israeli counsel with respect to any and all submissions to the IIA in accordance with this Section 7.4; (ii) permit HTIT and HTIT’s Israeli counsel to review and comment on (and Oramed shall consider in good faith the views and comments of HTIT and HTIT’s Israeli counsel in connection with) any documents for the IIA Application before submitting such documents to the IIA in connection with the IIA Application, the IIA Approval, provided that HTIT or HTIT’s Israeli counsel shall reply promptly after receiving the documents from Oramed.

7.5	Each Party shall keep the other and the Company promptly informed of any fact, circumstance or development which may result in any of the Closing Conditions not being satisfied, and of the fulfilment of any Closing Condition.

7.5.1	HTIT shall promptly notify each of the other Parties in writing after any of the Closing Conditions set out under Section 5.3.3 has been fulfilled or waived and in any event within three (3) Business Days of, becoming aware that any such Closing Conditions have been satisfied, and deliver or make available to the other Parties evidence that the Closing Conditions have been satisfied.

7.5.2	Oramed shall promptly notify each of the other Parties in writing after any of the Closing Conditions set out under Section 5.3.2 has been fulfilled or waived and in any event within three (3) Business Days of, becoming aware that any such Closing Conditions have been satisfied, and deliver or make available to the other Parties evidence that the Closing Conditions have been satisfied.

7.5.3	Within three (3) Business Days after fulfillment or waiver of all the Closing Conditions (as applicable) under Sections 5.3.1 to 5.3.3, HTIT and Oramed shall cause the Company to deliver a written notice to each Party (the “Closing Notice”) confirming the satisfaction or waiver (as applicable) of all Closing Conditions (other than those conditions that by their nature are to be satisfied at the Closing) and confirming the Closing Date on behalf of the Parties.

7.6	Bank Account

The Parties shall procure that the Company opens a bank account in a reputable international bank at a place as HTIT and Oramed mutually determine and notifies each of HTIT and Oramed of the bank account details in writing no later than ten (10) Business Days prior to the Closing Date, to enable HTIT and Oramed to discharge their respective funding obligations on Closing in accordance with Sections 5.2.2.2 and 5.2.3.2.

8.	Non-Competition

8.1	With respect to each Party, for so long as this Agreement is in force and the Closing has occurred, and continuing until the lapse of twenty-four (24) months after the later to occur of (i) such Party ceasing to hold any Equity Securities in the Company, and (ii) termination of all Intercompany Agreements (other than the Oramed Asset Transfer Agreement and Novation Agreement and Release) to which such Party is a party, each Party and each of its then current Affiliates shall not, directly or indirectly, for itself or for others, anywhere in the world, engage, promote, establish, market, own, become or be financially interested in, consult with or for, or associate in a business relationship with, or in any manner become involved, in any other Person, business (or any component thereof), occupation, work, operation, investment or any other activity, which engages or intends to engage in the development, offering, distribution, marketing, support, operation, supply or management of any products or services in, or related to the Competing Business.

8.2	Notwithstanding the aforesaid 24-month period, the obligations under this Section 8 shall expire immediately upon dissolution of the Company.

8.3	For the purpose of this Section 8, the term “Competing Business” shall mean the development and commercialization of any pharmaceutical products, ingredients, excipients and other materials based on or arising from the POD Technology. For the removal of doubt, the Parties agree that the Competing Business does not include business, research and/or development involving or related to (a) injectable insulin; (b) business with respect to oral insulin authorized to be operated by HTIT in Greater China under the Novation Agreement and Release; (c) businesses operated by (i) HTIT, (ii) any Affiliate of HTIT Biotech, and/or (iii) Hefei Tianmai Biotechnology Development Co., Ltd., a limited liability company incorporated and existing under the laws of the People’s Republic of China and registered with its registered address at No. 199 Fanhua Road Hefei Economic & Technological Development Area, Hefei, Anhui, PRC, in Greater China in the diabetes, endocrine and/or other fields, but only to the extent such businesses are not developed based on or arising out of the POD Technology; or (d) the development of Excluded Products. For this purpose, any activity of the entities listed in limb (c)(i)-(iii) is considered to be in Greater China if both its operations and the intended end-users of its products are located in Greater China.

9.	Additional Undertakings

9.1	HTIT Option

The Parties agree that HTIT Sub shall be entitled to the right, exercisable at HTIT Sub’s sole discretion and at any time during a period commencing on the Closing Date and expiring on the third (3rd) anniversary of the Closing Date to make an additional investment, in a lump sum or in instalments, of up to an aggregate amount of $20,000,000 (the “Maximum Exercise Amount”), in the Company by subscribing for and purchasing additional Shares in the share capital of the Company, at the subscription price equal to a per Share price reflecting a pre-money valuation of the Company of $200,000,000, and the Maximum Exercise Amount shall be representing 10% of the total issued and paid-up share capital of the Company prior to the completion with respect to such first time exercise of the HTIT Option (in each case assuming that the Company has not completed any equity financing or any other transaction where any investment has been made to the Company after the Closing and before the completion with respect to such first time exercise of the HTIT Option), provided that in the event the HTIT Option is exercised in instalments, any instalment of investment amount shall be no less than $5,000,000 (the “Minimum Exercise Amount”). For the avoidance of doubt, in the event that the Company issues any additional Equity Securities, the Option Shares will be diluted as if they had been issued at the Exercise Price on the Closing. Further details with respect to the HTIT Option shall be set out in the Option Agreement, and in the event of any discrepancy between the HTIT Option Agreement and this Section 9.1, the Option Agreement shall prevail. The HTIT Option shall be permitted to be transferred in accordance with the terms and conditions to be set out under the Option Agreement, provided that (i) after such transfer, on a fully-diluted and as-converted basis, Mr. Gao Xiaoming, counting in all his direct and indirect shareholding in HTIT Sub and all the Option Holders (either HTIT Sub or any assignee(s) or transferee(s)), through his Affiliates and other related Persons (including his then shareholding in HTIT Biotech), will in aggregate be the largest ultimate beneficial owner of equity interest in the aggregate of Shares held by HTIT Sub and all Option Holders, and (ii) subject to such Option Holder executing and delivering to the Company and to the other Parties hereto a joinder agreement, in a form to be agreed by the Parties.

9.2	Oramed Compensation

In light of the grant of the HTIT Option, Parties agree that Oramed Ltd. shall be entitled to certain additional compensation (“Oramed Compensation”) as follows:

9.2.1	Upon and after Closing (the Closing Date, the “Compensation Record Date”), Oramed shall have the right to receive an amount, calculated and paid annually, which equals to 3% of all the gross revenues invoiced by or on behalf of the Company generated from the Products developed based on Oramed Transferred Assets (including sales, commissions, licensing fees, or any other income source generated from the Products or the underlying Oramed Transferred Assets), less the following: (a) amounts repaid or credited by reason of rejection or return; (b) to the extent separately stated in the invoices, any taxes or other governmental charges levied on the production, sale and/or delivery of a Product which is paid by the Company; and (c) packing and shipping cost in each relevant 12 months’ period.

9.2.2	For the avoidance of doubt, Oramed Compensation does not include any income of the Company generated from products which were not developed using any Oramed Technology.

9.2.3	Oramed Compensation shall be calculated and determined by the Company’s auditor for the first time within 30 days after the first anniversary of the Compensation Record Date (and subsequently within 30 days after the relevant anniversary day of the Compensation Record Date), and shall become due and payable by the expiry of a three (3) months period following the relevant anniversary day of the Compensation Record Date.

9.3	Registration Statement

9.3.1	As soon as practicable but no later than forty-five (45) days following Closing, Oramed Pharma shall file a Registration Statement on Form S-3 (a “Form S-3 Shelf”) covering the resale of the CIK Shares by the Company with the SEC in accordance with the provisions of the Securities Act and shall use its best efforts to cause such Registration Statement to be declared effective under the Securities Act as promptly as practicable following such filing (but no later than the earlier of (i) ninety (90) days after the filing thereof). Oramed Pharma shall keep such Form S-3 Shelf effective and available for use by the Company in compliance with the provisions of the Securities Act until such time as the Company has disposed of the CIK Shares or the Company is otherwise able to sell all of the CIK Shares without registration under Rule 144 promulgated under the Securities Act without volume or manner-of-sale limitations or other restrictions on transfer thereunder, provided that Oramed Pharma is and remains in compliance with the current public information requirement of Rule 144(c) to the extent such compliance is required for the resale by the Company of the CIK Shares under Rule 144.

9.3.2	If Oramed Pharma shall be or become ineligible to use a Form S-3 Shelf, Oramed Pharma shall file with the SEC a Registration Statement on Form S-1 within forty-five (45) days after the Company requests it to do so, covering the resale of the CIK Shares in accordance with the provisions of the Securities Act, shall use its best efforts to cause such Form S-1 Registration Statement to be declared effective under the Securities Act as promptly as practicable following such filing (but no later than ninety (90) days after the filing thereof). Oramed Pharma shall keep such Form S-1 Registration Statement effective and accurate (including through post-effective amendments) in compliance with the provisions of the Securities Act until the Company has disposed of the CIK Shares or the date on which the Company is permitted to sell all of the CIK Shares without registration under Rule 144 promulgated under the Securities Act without volume or manner-of-sale limitations or other restrictions on transfer thereunder, provided that Oramed Pharma is and remains in compliance with the current public information requirement of Rule 144(c) to the extent such compliance is required for the resale by the Company of the CIK Shares under Rule 144.

9.3.3	Oramed Pharma shall provide a draft of each Registration Statement set forth in Sections 9.3.1 and 9.3.2 to the Company for review and comment at least five (5) Business Days in advance of filing the Registration Statement; provided that, for the avoidance of doubt, in no event shall Oramed Pharma be required to delay or postpone the filing of such Registration Statement as a result of or in connection with the Company’s review. Unless otherwise agreed to in writing by the Company, the Company shall not be identified as a statutory underwriter in the Registration Statement unless requested by the SEC or another regulatory agency; provided that if the SEC or another regulatory agency requests that the Company be identified as a statutory underwriter in the Registration Statement, the Company will have the opportunity to withdraw from the Registration Statement prior to the Registration Statement becoming effective upon its prompt written request to Oramed Pharma.

9.3.4	The Company shall provide Oramed Pharma with all such information, cooperation and assistance as Oramed Pharma may reasonably require in connection with the Company for the purpose of preparing the Registration Statement and any other matters as may be reasonably necessary or advisable or as may be reasonably requested in connection with the Registration Statement.

9.3.5	Oramed Pharma (and the Company with respect to information it provides to the Company specifically for inclusion in the Registration Statements) shall ensure that, when filed and at all times while effective, the Registration Statement (including all amendments and supplements thereto) and the prospectus (including all amendments and supplements thereto) used in connection with such Registration Statement shall not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein (in the case of a prospectus, in light of the circumstances under which they were made) not misleading.

9.3.5.1	Oramed Pharma shall inform the Company of the status of such registration, including (i) when an amendment has been filed with the SEC, (ii) after it has obtained notice from the SEC of any stop order suspending the effectiveness of any Registration Statement, (iii) the receipt of any notification with respect to the suspension of the qualification of the CIK Shares included therein for sale in any jurisdiction or the initiation or threatening of any proceeding for such purpose, and (iv) the occurrence of any event that requires the making of any changes to any Registration Statement or prospectus so that, as of such date, the statements therein are not misleading and do not omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading.

9.3.5.2	Notwithstanding anything to the contrary herein, Oramed Pharma shall not, when so advising the Company of such events, provide the Company with any material, non-public information regarding Oramed Pharma other than to the extent that providing notice to the Company of the occurrence of the events listed in clauses (i) through (iv) of Section 9.3.5.1 above constitutes material, non-public information regarding Oramed Pharma.

9.3.6	Oramed Pharma undertakes to bear the fees and expenses incurred in connection with registrations, filings or qualifications for the CIK Shares, including, but without limitation, the registration of the Company as a shareholder of Oramed Pharma and the issuance of any prospectus supplements.

9.3.7	If requested by the Company, Oramed Pharma shall (i) cause the removal of the restrictive legends from any CIK Shares being sold under a Registration Statement or pursuant to Rule 144 at the time of sale of such CIK Shares, and (ii) cause its legal counsel to deliver an opinion, if necessary, to the transfer agent in connection with the instruction under subclause (i) to the effect that the removal of such restrictive legends in such circumstances may be effected under the Securities Act, in each case upon the receipt of customary representations and other documentation, if any, from the Company as reasonably requested by Oramed Pharma, its counsel or the transfer agent, establishing that restrictive legends are no longer required. Any costs related to the foregoing, including fees of the transfer agent, DTC and legal counsel to Oramed Pharma shall be borne by Oramed Pharma. Oramed Pharma shall make and keep public information available (as those terms are understood and defined in Rule 144) and file all reports, and provide all customary and reasonable cooperation, necessary to enable the Company to resell CIK Shares pursuant to Rule 144 and qualify the CIK Shares for listing on Nasdaq.

10.	Expenses

10.1	Transaction Expenses

10.1.1	All costs and expenses incurred by HTIT or Oramed in connection with entering into or performance of this Agreement or the other Transaction Documents, including all third-party legal, accounting, financial advisory, consulting fees and expenses or any fees and expenses to be paid to any third party or Governmental Authority with respect to any regulatory approvals or third party consents required, or such other fees and expenses incurred in connection with the due diligence, drafting, negotiation, execution, performance or completion of the Transactions (other than any amount of the Company Transaction Expenses (as defined below) advanced by such Party) (the relevant Party’s “Transaction Expenses”), shall be borne by the Party incurring such cost or expense.

10.1.2	All costs and expenses incurred by the Company in connection with entering into or performance of this Agreement or the other Transaction Documents, including all third-party fees and expenses incurred in connection with incorporation, administration, preparation of registers, filing of constitutional documents, execution, performance or completion of the Transactions (collectively, the “Company Transaction Expenses”), shall be borne (a) by the Company in the event the Closing occurs, and (b) by HTIT and Oramed on a 50% : 50% basis in the event the Closing does not occur. In the event of the foregoing (a), Company shall reimburse each of HTIT and Oramed for the Company Transaction Expenses advanced by such Party, and in the event of the foregoing (b), each of HTIT and Oramed shall reimburse each other for the amount in excess of the 50% of aggregate Company Transaction Expenses that has been advanced by such other Party.

10.1.3	Notwithstanding the above and for the avoidance of doubt, the IIA Redemption Fee shall be fully and solely borne by Oramed, and regardless of whether the Closing occurs or not, neither the Company nor HTIT shall be obligated to reimburse Oramed for any part of the IIA Redemption Fee. HTIT and Oramed shall discuss in good faith to make arrangements to realise the economic effects as depicted under the foregoing or such other effect as HTIT and Oramed mutually agree.

10.2	Operation Expenses

Upon the Closing, all administrative and operating costs, expenses, liabilities and fees incurred by the Company shall be borne by the Company.

10.3	Taxes

Each of the Parties shall bear all Taxes arising from the Transactions pursuant to the requirements of Applicable Laws.

11.	Confidentiality

11.1	Each Party agrees that for the purposes of this Agreement, subject to the excluded information described under Section 11.2, “Confidential Information” means, (A) all information of any nature and in any form, including, in writing or orally or in a visual or electronic form or in a magnetic or digital form relating, directly or indirectly, to (1) the provisions of this Agreement or any Transactions, (2) discussions and negotiations in respect of the Transaction Documents, or (3) any Party or any of its Affiliates or its or their respective business or assets, (B) any information secret, proprietary or confidential of the Business, such as trade secrets, know-how, formulas, technology, details of customers and suppliers, sales targets, sales statistics, market share statistics, prices, market research reports and surveys, and advertising or other promotional materials, future projects, business development or planning, commercial relationships and negotiations, and (C) other information obtained by any Party from the other Parties at any time following the Closing. Any information secret, proprietary or confidential with respect to a certain Party or its respective assets and businesses (other than the Business) shall be deemed Confidential Information of such applicable Party hereunder.

11.2	Information shall not be considered Confidential Information, if (i) it is or becomes public knowledge other than as a result of the information being disclosed in breach of the Transaction Documents; (ii) either Party can establish that the Receiving Party gets access to the information from a source not connected with the Disclosing Party without an obligation to keep it confidential; (iii) either Party can establish that the information was properly and lawfully in the Receiving Party’s possession prior to the time that it was disclosed to it; (iv) it is independently conceived, discovered, acquired or developed, whether before or after the date of this Agreement, by the Receiving Party; or (v) the Parties agree in writing that it is not confidential. Notwithstanding the foregoing, any information related to the Business transferred or licensed thereby to the Company pursuant to an Intercompany Agreement or otherwise as disclosed to any Party shall be deemed Confidential Information of the disclosing Party and shall not fall under the exclusions under subsections (ii) or (iii) of this Section 11.2 above.

11.3	Subject to Section 11.4 below, any Confidential Information of a Disclosing Party shall not be disclosed to any Person except with the prior written consent of such Party, and each of the Parties undertakes: (a) to maintain the Confidential Information in strict confidence, (b) not to use the Confidential Information either directly or indirectly for any other purpose than for the performance of this Agreement and the operation of the Business; and (c) not to disclose the Confidential Information or part of it to any third party without the prior written consent of the Company and the other Parties.

11.4	A Party or its Representatives (“Receiving Party”) who received any Confidential Information from another Party or its Representatives (“Disclosing Party”) may disclose the Confidential Information under the following circumstances. The confidentiality obligations hereunder shall not derogate from any confidentiality obligations any Party may have towards the Business or the Company in any other capacity, if any.

11.4.1	A Party may disclose Confidential Information to its attorneys, accountants, consultants, and other professionals who have a need to know such information and are subject to legal obligation of confidentiality to the extent necessary to obtain their services in connection with monitoring its investment in the Business or otherwise to enforce rights and obligations hereunder (“Representatives”).

11.4.2	In connection with periodic reports to their shareholders or partners, the Parties may, without first obtaining such written consent, make general statements, not containing technical or other confidential information, regarding the nature and progress of the Business and financial information, as long as such shareholders and partners are advised by a qualified and reputable outside legal counsel in writing that such information is confidential, but may not annex to such reports the full financial information to be provided in accordance with the provisions of this Agreement.

11.4.3	In the event that the Receiving Party is required by Applicable Law or regulation to annex financial information or any other information obtained pursuant to the Transaction Documents to such reports, such Party shall disclose such financial information or otherwise (including this Agreement or any other Transaction Documents), only in a manner and scope legally required by Applicable Law.

11.4.4	In the event that the Receiving Party is requested, under legal proceeding in courts or under an investigation conducted by Governmental Authority, to disclose any part of the Confidential Information, to the extent feasible and legally permissible, it shall provide the other Parties with prompt written notice of any such request or requirement so that the other Parties may seek a preliminary or other protective order or other appropriate remedy. The Receiving Party requested to disclose the Confidential Information, will disclose to such authorities only that portion of the Confidential Information, which is legally required to be disclosed.

11.5	Upon termination of this Agreement, any Disclosing Party may demand from the Receiving Party the return of any documents containing Confidential Information in relation to the Disclosing Party by notice in writing whereupon the Receiving Party shall (and shall use all reasonable endeavors to ensure that its Representatives shall) return such documents and destroy any copies of such documents and any other document or other record reproducing, containing or made from or with reference to the Confidential Information; save, in each case, the Receiving Party may retain (i) any attorney work product, (ii) any information that may be required by Applicable Law to be disclosed, (iii) any information retained for tax, audit or compliance purposes, and (iv) electronic back-up copies made in the ordinary course of business. Such return or destruction shall take place as soon as practicable after the receipt of any such notice.

12.	Effectiveness; Termination; Effect of Termination

12.1	Except that Sections 3 and 4 will become effective upon Closing, other terms of this Agreement shall become effective upon the date of this Agreement.

12.2	This Agreement may be terminated at any time whether prior to or after the Closing upon written agreement of HTIT and Oramed.

12.3	Without derogating from the Parties’ rights under any Applicable Law, this Agreement may be terminated by written notice of any Party at any time prior to the Closing as follows:

12.3.1	the Ancillary Agreement Completion shall have not occurred by the date being three (3) months following the date of this Agreement, or other later date agreed by HTIT and Oramed in writing (the “Ancillary Agreement Completion Deadline”), provided, however that each Party is entitled to extend the Ancillary Agreement Completion Deadline by an additional 30 days by providing a written notice to the other Parties (the “Ancillary Agreement Extension Period”). In the event that Ancillary Agreement Completion has not occurred by the end of the Ancillary Agreement Extension Period or any other date mutually agreed upon in writing by the Parties, each Party has the right to terminate this Agreement by providing a written notice to the other Party;

12.3.2	the Closing shall not have occurred by the date being three (3) months following the date of the Ancillary Agreement Completion or other later date agreed by the HTIT and Oramed in writing (the “Closing Deadline”); provided, however, that (i) the right to terminate this Agreement under this Section 12.3.2 shall not be available to any Party whose action or failure to act has been a principal cause of or resulted in the failure of the consummation of the Closing to occur on or before the Closing Deadline and such action or failure to act constitutes a breach of this Agreement, including but not limited to (x) the right to terminate this Agreement under this Section 12.3.2 shall not be available to a Party whose action or failure to act has been a principal cause of or resulted in the failure of the fulfilment of any Closing Conditions under Section 5.3.1 to occur on or before the Closing Deadline, (y) the right to terminate this Agreement under this Section 12.3.2 shall not be available to Oramed if the fulfilment of any Closing Conditions under Section 5.3.2 does not occur on or before the Closing Deadline, or (z) the right to terminate this Agreement under this Section 12.3.2 shall not be available to HTIT if the fulfilment of any Closing Conditions under Section 5.3.3 does not occur on or before the Closing Deadline, and (ii) in the event that prior to the Closing Deadline, there is reasonable basis to assume that all the Closing Conditions shall be fulfilled within reasonable period of time after the Closing Deadline, each Party is entitled to extend the Closing Deadline by an additional 30 days by providing a written notice to the other Parties (the “Closing Extension Period”). In the event that any Closing Condition has not been fulfilled by the end of the Closing Extension Period (unless such Closing Condition was waived in accordance with Section 5.3) or any other date mutually agreed upon by the Parties, each Party has the right to terminate this Agreement by providing a written notice to the other Party;

12.3.3	a Governmental Authority shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, judgment, injunction or other order (whether temporary, preliminary or permanent) which has the effect of preventing, enjoining, restraining, prohibiting or otherwise making any Transaction Document or the Transactions illegal;

12.3.4	the grant of any Governmental Approvals shall have been finally declined or rejected by the relevant Governmental Authority provided, however, that the right to terminate this Agreement under this Section 12.3.4 shall not be available to any Party who has not exercised its reasonable best efforts to obtain the relevant Governmental Approvals or its action or failure to act has been a principal cause of or resulted in the failure of the rejection by the relevant Governmental Authority to grant any Governmental Approvals, and for the avoidance of doubt, with respect the IIA Approval, including not to duly and timely make the payment of the IIA Redemption Fee in full.

12.4	Consequences of Termination.

12.4.1	In the event of termination of this Agreement pursuant to Section 12.3.1, no Party shall have any claim hereunder against any other Party, save in respect of any claim arising out of a breach of Section 11 (Confidentiality).

12.4.2	In the event of termination of this Agreement pursuant to Sections 12.3.2, 12.3.3 or 12.3.4, except as expressly provided, no Party shall have any claim hereunder against any other Party, save in respect of any claim arising out of any antecedent breach under the Agreement giving rise to claims, actions, remedies or other causes for relief (including injunctive relief or specific performance), and the Parties shall take all actions necessary to restore each other to their respective positions prior to such actions being taken, including that the Parties shall promptly cause the dissolution of the Company in accordance with the Applicable Law and unwind the other transactions completed by then.

12.5	In the event that this Agreement is terminated for any reason prior to Closing, the Parties shall cooperate with each other to unwind the transactions then carried out or completed under this Agreement or the other Transaction Documents, dissolve the Company in accordance with the Applicable Law, and terminate any other then executed Transaction Documents, in each case unless otherwise agreed by the Parties in writing.

12.6	For the avoidance of doubt, the Parties agree that any provision in respect of Section 8 (Non-Competition), Section 10 (Expenses), Section 11 (Confidentiality), Section 13 (Language), Section 14 (Governing Law), Section 15 (Dispute Resolution), and Section 16 (Notices) and Section 17 (Miscellaneous) shall survive the termination of this Agreement.

13.	Language

This Agreement and the Intercompany Agreements will be prepared in both English and Chinese, provided that the English version will govern in the event of any contradiction between the versions of such agreements

14.	Governing Law

This Agreement shall be governed by and construed in accordance with the laws of Singapore without reference to principles of conflicts of law that would cause the application of the laws of any other jurisdiction, provided that matters hereunder which are subsequently reflected in the Amended and Restated Company Constitution, shall be governed by the Applicable Law of the jurisdiction of JV Incorporation.

15.	Dispute Resolution

15.1	All disputes arising out of or in connection with this Agreement, including any question regarding its existence, validity or termination (“Dispute”), shall be submitted to the decision of both (i) an appointed director of HTIT and (ii) an appointed director of Oramed (the “Designated Directors”) who shall make their best efforts to settle such matters amicably through good faith discussions. In the event that the Designated Directors fail to reach an agreement with respect to the Dispute within fifteen (15) days after the Dispute was submitted to them, the Dispute shall be submitted to the decision of both the chief executive officer of HTIT Biotech and the chief executive officer of Oramed Pharma who shall make best efforts to settle such matters amicably through good faith discussions.

15.2	In the event that the chief executive officer of HTIT Biotech and the chief executive officer of Oramed Pharma fail to reach an agreement with respect to the Dispute within fifteen (15) days after the Dispute was submitted to them, the Dispute shall be referred to and finally resolved by arbitration administered by the Singapore International Arbitration Centre (“SIAC”) in accordance with the Arbitration Rules of the Singapore International Arbitration Centre for the time being in force, which rules are deemed to be incorporated by reference in this Section 15.2, and as modified by the following provisions of this Section 15.2:

15.2.1	The law of this Section 15.2 shall be the laws of Singapore.

15.2.2	The seat of arbitration shall be Singapore.

15.2.3	The arbitral tribunal shall consist of three (3) arbitrators. The Parties shall nominate a third arbitrator who shall act as the presiding arbitrator of the arbitral tribunal. Failing such nomination within 15 days from the appointment of the second arbitrator, the President of the Court of Arbitration of SIAC shall appoint the presiding arbitrator.

15.2.4	The language of the arbitration shall be English.

15.2.5	Judgment upon any award and/or order may be entered in any court having jurisdiction thereof.

15.2.6	When a Dispute occurs and is subject to arbitration under this Section 15.2, except for the matters subject to such Dispute, all Parties shall continue to exercise, perform and fulfil their respective rights, duties and obligations, as the case may be, under and in accordance with the provisions of this Agreement.

16.	Notices

16.1	All notices, requests, demands and other communications required or permitted hereunder to be given to a party to this Agreement shall be in writing and shall be sent by courier or e-mail and addressed to such party’s address as set forth below or at such other address as the party shall have furnished to each other Party in writing in accordance with this Section 16:

16.1.1	If to HTIT:

Address: No. 199 Fanhua Road Hefei Economic & Technological Development Area, Hefei, Anhui, PRC

Attention: Helen Sheng

Telephone: +86 13856929568

Email: shenghaiyuan@htit.com.cn

Copy to: Baker & McKenzie

Address :	14th Floor, One Taikoo Place

979 King’s Road, Quarry Bay

Hong Kong SAR

Attention: Adv. Christina Lee / Xinxing Chen

Telephone: +852 2846 1888

Email: christina.lee@bakermckenzie.com; xinxing.chen@bakermckenzie.com

16.1.2	If to Oramed:

Address: 20 Mamilla St., Jerusalem, Israel

Attention: Joshua Hexter

Telephone: +972 2 566 0001

Email: josh@oramed.com

Copy to: Arnon, Tadmor-Levy

Address: 1 Azrieli Center, Tel Aviv, Israel

Attention: Adv. Micki Shapira

Telephone: +972 3 608 7777

Email: mickis@arnontl.com

16.2	Any notice, request, demand and other communication under this Agreement sent in accordance with this Section 16 shall be effective (i) if sent by courier, at 10:00 a.m. at the place of the recipient on the third Business Day after it being duly delivered by the sender to a reputable courier (unless it is shown to have been received earlier), and (ii) if sent via e-mail, at the time the e-mail was sent, provided that the sender does not receive an e-mail delivery failure message.

16.3	For the avoidance of doubt, any notice of change of address shall only be valid upon receipt.

17.	Miscellaneous

17.1	The Transaction Documents constitute the whole and only agreement and supersede any previous agreements between the Parties relating to its subject matter. The recitals, schedules, annexes and exhibits hereto are an integral part of this Agreement.

17.2	No variation of this Agreement is valid unless it is in writing and signed by or on behalf of each Party.

17.3	The rights, powers and remedies contained in this Agreement are cumulative and not exclusive of any rights or remedies provided by Applicable Law.

17.4	No waiver by any Party of any requirement of this Agreement or of any remedy or right under this Agreement will be effective unless given by written notice signed by that Party. No waiver of any particular breach of this Agreement will operate as a waiver of any repetition of that breach.

17.5	No delay or failure on the part of any Party in exercising a right, power or remedy provided by Applicable Law or under this Agreement will impair that right, power or remedy or operate as a waiver of it or any other rights and remedies. The single or partial exercise of any right, power or remedy provided by Applicable Law or under this Agreement will not preclude any other or further exercise or the exercise of any other rights, power or remedy.

17.6	Any release, waiver or compromise or any other arrangement which the Parties give or enter into in connection with this Agreement does not affect any right or remedy of the Parties as regards any of the other Parties or the liabilities of any other such Person under or in relation to this Agreement. For the avoidance of doubt, this shall not prejudice the releases to be granted under the Novation Agreement and Release.

17.7	Each Party acknowledges that money damages would not be an adequate remedy in the event that any of the covenants or agreements in this Agreement are not performed in accordance with its terms, and it is therefore agreed that in addition to and without limitation to any other remedy or right it may have, the non-breaching Party will have the right to seek an injunction, temporary restraining order or other equitable relief in any court of competent jurisdiction enjoining any such breach and enforcing specifically the terms and provisions hereof.

17.8	In each case in which a Party is required in this Agreement to cause the Directors, any directors of the board of any Subsidiary to vote in favour of a resolution, or cause such Person or any other officer, manager or other personnel appointed or nominated by it to carry out any action, if any such Person does not vote in favour of such resolution, or does not carry out such action as instructed, the Party that appointed such Person shall promptly remove and replace such Person and cause the newly appointed Person to the relevant capacity, office, seat or position to vote in favour of the relevant resolution and/or carry out the relevant action. HTIT and Oramed shall procure that the Company and each other Group Company and their respective directors, officers, employees and delegates shall fulfil their respective obligations under the Transaction Documents to the extent permissible under the Applicable Law. Each Party shall fulfil its obligations under each Transaction Document to which it is a party.

17.9	In the event of any conflict between the provisions of this Agreement and the Company Constitution, the provisions of this Agreement shall prevail for so long as this Agreement remains in force and the Shareholders shall, where possible, forthwith cause such necessary alterations to be made to the Company Constitution as are required so as to remove such conflict.

17.10	This Agreement may be executed in any number of counterparts, but is not effective until each Party has executed at least one counterpart. Each counterpart, once executed, forms part of and all those counterparts will together constitute this Agreement.

17.11	Except as otherwise expressly provided herein, this Agreement will inure for the benefit of, and be binding upon the Parties, the respective successors in title and personal representatives of each Party and be binding upon any permitted assignees and transferee of Equity Securities in accordance with and subject to the provisions of this Agreement. This Agreement is personal to the Parties and the rights and obligations hereunder are not capable of assignment other than by mutual consent of HTIT and Oramed.

17.12	Except as otherwise provided explicitly hereunder, the terms of this Agreement are not intended to be enforceable by any Person who is not a party to this Agreement and a Person who is not a party to this Agreement shall have no right under the Contracts (Rights of Third Parties) Act 2001 of Singapore to enforce any of the terms of this Agreement. Nothing in this Agreement shall be deemed to constitute a partnership among any of the Parties hereto.

17.13	If a provision of this Agreement is or becomes or is found by a court or other competent authority to be illegal, invalid or unenforceable, in whole or in part, under any Applicable Law, such provision will to that extent only be deemed not to form part of this Agreement and the legality, validity and enforceability of the remainder of this Agreement will not be affected or impaired.

[signature page to follow]

Execution

signature page to a Joint Venture Agreement dated 22 January 2024

In witness whereof the Parties hereto have duly executed this Joint Venture Agreement on the date first above written above.

Hefei Tianhui Biotech Co., Ltd.		Oramed Pharmaceuticals Inc.

By:	/s/ Gao Xiaoming	By:	/s/ Nadav Kidron
Name:	Gao Xiaoming	Name:	Nadav Kidron
Title:	Chairman	Title:	CEO

Technowl Limited		Oramed Ltd.

By:	/s/ Gao Xiaoming	By:	/s/ Nadav Kidron
Name:	Gao Xiaoming	Name:	Nadav Kidron
Title:	Chairman	Title:	CEO

Attachments:

Schedule 1 – Corporate Structure as of JV Incorporation and Closing

Schedule 2 – Capitalization

Schedule 3 – Additional Representations and Warranties of Oramed

Schedule 4 – Additional Representations and Warranties of the Company

Schedule 1

Corporate Structure as of JV Incorporation and Closing

Schedule 2

Capitalization

Part I Capitalization as of JV Incorporation

Shareholder	Shares / Units (if applicable)	Capital Contribution (USD)	Shareholding Percentage
HTIT Sub	1	1	50%
Oramed Pharma	1	1	50%
Total	2	2	100%

Part II Capitalization upon Closing

Shareholder	Shares / Units (as applicable)	Capital Contribution (USD)	Shareholding Percentage
HTIT Sub	70,000,000	70,000,000	50%
Oramed Pharma	70,000,000	70,000,000	50%
Total	140,000,000	140,000,000	100%

Schedule 3

Additional Representations and Warranties of Oramed

1.	Capitalization

1.1	As of the date of this Agreement, the authorized share capital of Oramed Pharma consists of 60,000,000 shares of common stock, par value $0.012 per share (each, an “Oramed Pharma Share” and collectively the “Oramed Pharma Shares”). All outstanding Oramed Pharma Shares are duly authorized, validly issued, fully paid and nonassessable.

1.2	Upon Closing, the Company will be the sole legal owner of the CIK Shares, with all rights attaching to them, as set out in the then-effective certificate of incorporation and by-laws of Oramed Pharma. All CIK Shares to be issued or reserved for issuance in connection with the transactions contemplated by this Agreement, when issued in accordance with the terms of this Agreement, will be, validly issued, fully paid and non-assessable and free and clear of any Encumbrances.

1.3	All information relating to the share capital of Oramed Pharma as of the date of this Agreement that was or is required to be publicly disclosed under the Securities Act, the Exchange Act, or the other rules, regulations, and requirements of the SEC has been so disclosed. Except as publicly disclosed by Oramed Pharma in accordance with the Securities Act, the Exchange Act, or the other rules, regulations, and requirements of the SEC, there are no outstanding shares of capital stock or other equity interests of Oramed Pharma, including any options, warrants, calls, or other rights, agreements, arrangements or commitments of any character to which Oramed Pharma is a party or by which Oramed Pharma is bound relating to the issued or unissued capital stock or other equity interests of Oramed Pharma, or securities convertible into or exchangeable for such capital stock or other equity interests, or obligating Oramed Pharma to issue or sell any shares of its capital stock or other equity interests, or securities convertible into or exchangeable for such capital stock of, or other equity interests in, Oramed Pharma.

2.	SEC Documents

2.1	Oramed Pharma has filed or furnished all forms, reports and other documents required to be filed or furnished by Oramed Pharma with the SEC under the Securities Act or the Exchange Act since January 1, 2020 (all such documents filed or furnished by Oramed Pharma, the “Oramed SEC Documents”). None of the Subsidiaries of Oramed Pharma is required to make any filings with the SEC pursuant to the Exchange Act.

2.2	As of its respective filing date (or, if amended or superseded prior to the date of this Agreement, on the date of such filing), each Oramed SEC Document complied in all material respects with all applicable requirements of the SOX, the Exchange Act, and the Securities Act, as the case may be, and did not, at the time it was filed or furnished (or, if amended or superseded prior to the date of this Agreement, on the date of such filing), contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

2.3	As of the date of this Agreement, (i) there are no outstanding unresolved comments with respect to Oramed Pharma or Oramed SEC Documents filed with or furnished to the SEC noted in comment letters or, to the knowledge of Oramed Pharma, other correspondence received by Oramed Pharma or its attorneys from the SEC, and (ii) there is no pending or, to the knowledge of Oramed Pharma, threatened (A) formal or informal investigation or other review of, or proceeding against, Oramed Pharma or any of its directors or officers by the SEC or (B) inspection of an audit of Oramed Pharma’s financial statements by the Public Company Accounting Oversight Board.

2.4	Neither Oramed Pharma nor any of its Subsidiaries has any liabilities of a nature that would be required under U.S. GAAP to be disclosed on a balance sheet or the notes thereto, except for (i) liabilities disclosed or reserved against in the balance sheet included in the most recent consolidated financial statements of Oramed Pharma included in the Oramed SEC Documents or in the notes thereto, (ii) liabilities arising in the ordinary course of business since the date of the most recent consolidated financial statements of Oramed Pharma included in the Oramed SEC Documents and (iii) liabilities incurred in connection with the Transactions.

3.	Absence of Certain Changes

3.1	Since the date of the most recent consolidated financial statements of Oramed Pharma included in the Oramed SEC Documents, (a) there has not been any event, occurrence, fact, condition, change or development that has had, has, or could reasonably be expected to have, individually or together with other events, occurrences, facts, conditions, changes or developments, a material adverse effect on any of (i) the condition (financial or otherwise), assets, liabilities, results of operations, business, or operations of Oramed Pharma or its Subsidiaries taken as a whole, or (ii) the ability of Oramed to consummate the Transactions and to timely perform its obligations under the Transaction Documents; and (b) Oramed Pharma has not entered into any transactions outside the ordinary course of business, which would have a material adverse effect on Oramed Pharma, except as otherwise disclosed in any Oramed SEC Documents.

4.	Litigation and Proceedings

4.1	There are no pending or, to the knowledge of Oramed Pharma, threatened orders or actions against Oramed Pharma, its properties or assets, or, to the knowledge of Oramed Pharma, any of their respective directors, managers, or officers (in their capacity as such) which has not been disclosed in the Oramed SEC Documents to the extent required to be so disclosed. There are no investigations or other inquiries pending or, to the knowledge of Oramed Pharma, threatened against Oramed Pharma, its respective properties or assets, or, to the knowledge of Oramed Pharma, any of their respective directors, managers, or officers (in their capacity as such) which has not been disclosed in the Oramed SEC Documents to the extent required to be so disclosed.

Schedule 4

Additional Representations and Warranties of the Company

1.	Status and Investment Intent.

1.1	The Company has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of its investment in the CIK Shares. The Company is capable of bearing the economic risks of such investment, including a complete loss of its investment.

1.2	The Company is acquiring the CIK Shares as principal for its own account for investment purposes only and not with the view to, or with any intention of, resale, distribution or other disposition thereof. The Company does not have any direct or indirect arrangement, or understanding with any other Person to distribute, or regarding the distribution of the CIK Shares in violation of the Securities Act or any applicable state securities Law.

1.3	The Company acknowledges that the CIK Shares are “restricted securities” that have not been registered under the Securities Act or any applicable state securities Law. The Company further acknowledges that, absent an effective Registration Statement under the Securities Act, the CIK Shares may only be offered, sold or otherwise transferred (x) to Oramed Pharma, (y) outside the United States in accordance with Rule 904 of Regulation S or (z) pursuant to an exemption from registration under the Securities Act.

1.4	The Company has been furnished access to all materials and information the Company has requested relating to Oramed Pharma and its Subsidiaries and other due diligence documents in order to evaluate the transactions contemplated by this Agreement. The Company has conducted its own investigation with respect to Oramed Pharma and the relevant CIK Shares, and has obtained its own independent advice (including, if applicable, tax, regulatory, financial, accounting, legal and otherwise) to the extent it considers necessary or appropriate, and has not relied, and will not be entitled to rely, on any advice (including tax, regulatory, financial, accounting, legal and otherwise), due diligence review or investigation obtained or conducted by or on behalf of Oramed.

1.5	The Company is either in the United States and is an “accredited investor” as defined in Rule 501 of Regulation D under the Securities Act, or is not a “U.S. person” as defined in Rule 902 of Regulation S.

1.6	At the time of (a) the offer by Oramed Pharma and (b) the acceptance of the offer by the Company of the CIK Shares, the Company was outside the United States.

1.7	The Company will make all subsequent offers and sales of the CIK Shares either (x) outside of the United States in compliance with Regulation S; (y) pursuant to a registration under the Securities Act; or (z) pursuant to an available exemption from registration under the Securities Act. Specifically, the Company will not resell the CIK Shares within the United States or to or for the account or benefit of any U.S. person (as defined in Regulation S) prior to the expiration of a period commencing on the Closing Date and ending on the date that is six (6) months thereafter (the “Distribution Compliance Period”), except pursuant to registration under the Securities Act or an exemption from registration under the Securities Act. Neither the Company nor its Affiliates nor any Person acting on behalf of such Person or entity, has entered into, has the intention of entering into, or will enter into any put option, short position or other similar instrument or position in the U.S. with respect to the CIK Shares at any time after the Closing through the Distribution Compliance Period except in compliance with the Securities Act.

1.8	The Company has no present plan or intention to sell the CIK Shares in the United States or to a U.S. person at any predetermined time, has made no predetermined arrangements to sell the CIK Shares and is not acting as a distributor of such securities.

1.9	Other than consummating the Transactions, the Company has not, nor has any Person acting on behalf of or pursuant to any understanding with the Company, directly or indirectly, executed any purchases or sales, including short sales as defined in Rule 200 of Regulation SHO under the Exchange Act, of the securities of Oramed Pharma during the period commencing as of the time that the Company first received notice from any Party (written or oral) or any other Person representing any Party setting forth the material terms of the Transactions and ending immediately prior to the date hereof.

1.10	The Company is not acquiring the CIK Shares as a result of any advertisement, article, notice or other communication regarding the CIK Shares published in any newspaper, magazine or similar media or broadcast over television or radio or presented at any seminar or any other general solicitation or general advertisement.

1.11	Each certificate or other evidence representing the CIK Shares shall be stamped or otherwise imprinted with a legend substantially in the following form (in addition to any legend required by applicable state securities or “blue sky” laws):

“THIS SECURITY HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY STATE SECURITIES LAWS AND NEITHER SUCH SECURITY NOR ANY INTEREST THEREIN MAY BE OFFERED, SOLD, PLEDGED, ASSIGNED OR OTHERWISE TRANSFERRED EXCEPT (1) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS OR (2) PURSUANT TO AN AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS, IN WHICH CASE THE COMPANY MUST, PRIOR TO SUCH TRANSFER, RECEIVE AN OPINION OF THE COMPANY’S COUNSEL THAT SUCH SECURITIES MAY BE OFFERED, SOLD, PLEDGED, ASSIGNED OR OTHERWISE TRANSFERRED IN THE MANNER CONTEMPLATED PURSUANT TO AN AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS. HEDGING TRANSACTIONS INVOLVING THE SECURITIES REPRESENTED BY THIS CERTIFICATE MAY NOT BE CONDUCTED UNLESS IN COMPLIANCE WITH THE SECURITIES ACT.”